Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

Any and All Outstanding Shares of Common Stock

Of

URGENT.LY INC.

at

$5.50 PER SHARE, NET IN CASH

By

MEDFORD HAWK, INC.,

a wholly owned subsidiary of

AGERO, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 25, 2026 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON APRIL 24, 2026), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Medford Hawk, Inc., a Delaware corporation (the “Offeror”), and a wholly owned subsidiary of Agero, Inc., a Nevada corporation (“Parent”), is offering to purchase any and all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Urgent.ly Inc., a Delaware corporation (“Urgent.ly” or the “Company”), at a purchase price of $5.50 per Share, net to the holders thereof, in cash, without interest thereon and subject to any applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”).

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 13, 2026, by and among the Company, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), which was approved by the Company’s board of directors following the recommendation of a transaction committee formed for such purpose. Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

At the closing of the Merger (the “Merger Closing”), each outstanding share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares held by the Company as treasury stock, Parent, the Offeror or any direct or indirect wholly owned subsidiary of Parent or Offeror, in each case immediately before the Effective Time, and Shares held by any stockholders or owned by any beneficial owners of Shares who are entitled to and properly exercise and perfect (and do not lose or withdraw) a demand for appraisal rights in accordance with Section 262 of the DGCL) will be converted into the right to receive cash in an amount equal to the Offer Price. From and after the Merger Closing, all such Shares will no longer be outstanding and will cease to exist. As a result of the Merger, the Shares will cease to be publicly traded, and the Company will become a wholly owned subsidiary of Parent.

The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions.”

At a meeting held on March 13, 2026, after careful consideration, and following the recommendation of a transaction committee of the Company’s Board of Directors (the “Company Board”), formed for such purposes, the Company Board has among other things (a) determined that the terms of the Offer, the Merger and the other Transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders; (b) determined that it is in the best interests of the Company and its stockholders, and declared advisable, to enter into the Merger Agreement; (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained therein; and (d) resolved to recommend that the Company stockholders accept the Offer and tender their shares of Company Common Stock to the Offeror pursuant to the Offer.

There is no financing condition to the Offer. The Offer is subject to the satisfaction of the “Minimum Condition” and other conditions described in Section 13—“Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 2 of this Offer to Purchase under the heading “Summary Term Sheet.” This Offer to Purchase and the Letter of Transmittal each contain important information and you should read this Offer to Purchase and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

Important

If you desire to tender all or any portion of your Shares to Offeror pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Equiniti Trust Company, LLC (the “Depositary and Paying Agent”), and either deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to Offeror pursuant to the Offer.

If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary and Paying Agent by the expiration of the Offer, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * * *

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to D.F. King & Co., Inc., acting as information agent for the Offer (the “Information Agent”), at the address and telephone number set forth for the Information Agent above and on the back cover of this Offer to Purchase, which will be furnished promptly at Offeror’s expense. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the SEC at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

This Transaction has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this Transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer.

Table of Contents

Summary Term Sheet		5
Introduction		16
1.	Terms of the Offer	19
2.	Acceptance for Payment and Payment for Shares	21
3.	Procedures for Tendering Shares	22
4.	Withdrawal Rights	25
5.	Certain U.S. Federal Income Tax Consequences	26
6.	Price Range of Shares; Dividends	28
7.	Certain Effects of the Offer	29
8.	Certain Information Concerning the Company	29
9.	Certain Information Concerning the Offeror and Parent	30
10.	Background of the Offer; Contacts with the Company	31
11.	Purpose of the Offer and Plans for the Company; Transaction Documents	41
12.	Source and Amount of Funds	67
13.	Conditions of the Offer	67
14.	Dividends and Distributions	68
15.	Certain Legal Matters; Regulatory Approvals	68
16.	Appraisal Rights.	70
17.	Fees and Expenses	72
18.	Miscellaneous	72
Schedule A		73

Summary Term Sheet

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase or the Letter of Transmittal. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer (as defined in the following “Introduction” to this Offer to Purchase). Although Parent and the Offeror have no knowledge that would indicate that any such statements contained herein relating to the Company provided to Parent and the Offeror or taken from, or based upon, such documents and records filed with the SEC are inaccurate, Parent and the Offeror have not independently verified the accuracy and completeness of such information. The following are some questions you, as a stockholder of the Company, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger Agreement (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Urgent.ly Inc., a Delaware corporation (the “Company”).

Price Offered Per Share	$5.50 per share, net to the holders thereof, in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”).

Scheduled Expiration Time	12:00 midnight, New York City time, on April 25, 2026 (one minute after 11:59 P.M., New York City time, on April 24, 2026), unless the offer is extended or earlier terminated (the “Expiration Time”).

Offeror	Medford Hawk, Inc., a Delaware corporation (the “Offeror”), and a wholly owned subsidiary of Agero, Inc., a Nevada corporation (“Parent”).

Urgent.ly Inc.’s Board of Directors Recommendation	The Board of Directors of the Company (the “Company Board”) has (a) determined that the terms of the Offer, the Merger and the other Transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders; (b) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement; (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained therein; and (d) resolved to recommend that the Company stockholders accept the Offer and tender their shares of Company Common Stock to the Offeror pursuant to the Offer.

Tender and Support Agreements	In connection with the execution of the Merger Agreement, Parent and Offeror entered into the Tender and Support Agreements with the Supporting Stockholders (as defined herein). The Tender and Support Agreements provide that, among other things, the stockholders will irrevocably tender, or will cause to be irrevocably tendered, the Shares beneficially owned by them as of March 13, 2026 in the Offer, upon the terms and subject to the conditions of such Tender and Support Agreements. The Tender and Support Agreements also contain restrictions on transfer of Shares held by the stockholders party thereto, subject to certain exceptions, and certain obligations with respect to voting of such shares against any alternative acquisition proposal. The Shares subject to the Tender and Support Agreements comprise approximately 5.12% of the Company’s outstanding shares of Common Stock as of March 13, 2026. The Tender and Support Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement, or if the Company Board votes to approve an acquisition proposal or the Company Board has effected a change in the recommendation of the Company Board.

QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

Below are some of the questions that you as a holder of Urgent.ly Common Stock may have regarding the Offer and the Merger, and answers to those questions. You are urged to carefully read the remainder of this document and the related letter of transmittal and the other documents to which we have referred because the information contained in this section and under the heading “Summary Term Sheet” is not complete. Additional important information is contained in the remainder of this document and the related letter of transmittal. See “Where to Obtain More Information.” As used in this document, unless otherwise indicated or if the context so requires, “Parent” refers to Agero, Inc., the “Offeror” refers to Medford Hawk, Inc., a direct wholly owned subsidiary of Parent, and “Urgent.ly” or the “Company” refers to Urgent.ly Inc. and its consolidated subsidiaries.

Who is offering to buy my securities?

The Offeror is offering to purchase for cash all of the outstanding Shares. The Offeror is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which Offeror will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of March 13, 2026, by and among the Company, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”). The Offeror is a wholly owned subsidiary of Parent. See the following “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning the Offeror and Parent.” The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”

How many Shares are you offering to purchase in the Offer?

We are making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1—“Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. If the Offer is consummated, Parent intends to cause Offeror to consummate the Merger, subject to the terms and conditions set forth in the Merger Agreement. Upon consummation of the Merger, the Company will be a wholly owned subsidiary of Parent.

What securities are you offering to purchase?

We are offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 1—“Terms of the Offer.”

How much are you offering to pay for my securities, and what is the form of payment?

We are offering to pay $5.50 per Share, net to you in cash, without interest thereon, less any applicable tax withholding. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book-entry” form in your name with the Company’s transfer agent) and you directly tender your Shares to Equiniti Trust Company, LLC (the “Depositary and Paying Agent”) in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Will you have the financial resources to make payment?

Yes. We estimate that we will need approximately $115 million to purchase all Common Stock validly tendered in the Offer, pay related fees and expenses, acquire all Common Stock not tendered in the Offer, and satisfy equity awards required to be paid out in connection with the Offer. We have sufficient cash on hand to pay the consideration for the acquisition of all outstanding Shares and will use such cash on hand to fund the Offer. The Offer is not subject to any financing condition.

Is your financial condition material to my decision to tender in the Offer?

We do not believe the financial condition of Offeror or Parent is material to your decision whether to tender your Shares and accept the Offer because (a) the Offeror was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for any and all of the issued and outstanding Shares of the Company solely for cash, (c) the Offer is not subject to any financing condition, (d) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than Shares held by the Company as treasury stock, Parent, the Offeror or any direct or indirect wholly owned subsidiary of Parent or Offeror), in each case immediately before the effective time of the Merger (the “Effective Time”) (collectively, the “Cancelled Shares”), and Shares held by any stockholders or owned by any beneficial owners of Shares who have properly demanded their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) for cash at the same price per share as the Offer Price in the Merger and (e) Parent has all of the financial resources sufficient to finance the Offer and the Merger. See Section 12—“Source and Amount of Funds.”

What are the most significant conditions of the Offer?

The Offer is conditioned upon, among other things, the following:

•

the number of Shares validly tendered (and not properly withdrawn) immediately prior to the Expiration Time, excluding Shares tendered pursuant to guaranteed delivery procedures not yet “received” within the meaning of Section 251(h) of the DGCL, together with any Shares then owned by Offeror, Parent and their respective affiliates, representing at least a majority of the then-outstanding Shares (the “Minimum Condition”);

•

the absence of any law, order or injunction (whether temporary, preliminary or permanent) enacted, issued or promulgated by any governmental authority of competent jurisdiction that is in effect immediately prior to the Expiration Time and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions (the “Absence of Laws Condition”);

•

the accuracy of the Company’s representations and warranties contained in the Merger Agreement, subject in certain cases to de minimis, materiality and material adverse effect qualifiers (the “Representations Condition”);

•

the Company’s performance or compliance in all material respects with its obligations, covenants and agreements under the Merger Agreement at or prior to the Expiration Time (the “Covenants Condition”);

•	the absence of a material adverse effect since the date of the Merger Agreement that is continuing (the “MAE Condition”);

•

Parent and Offeror’s receipt from the Company of a certificate, dated as of the Expiration Time and executed by a duly authorized executive officer, certifying that the Representations Condition, the Covenants Condition and the MAE Condition are satisfied; and

•	the Merger Agreement has not been terminated in accordance with its terms.

Subject to applicable SEC rules and regulations and the provisions of the Merger Agreement, Offeror reserves the right to increase the Offer Price, waive any Offer Condition (other than as set forth below), in whole or in part, or make any other changes to the terms of the Offer; provided, however, that without the prior written consent of the Company, Offeror will not (a) amend, modify or waive the Minimum Condition or the Absence of Laws Condition, or (b) make any change to the Offer that (1) changes the form of consideration, (2) decreases the Offer Price or the number of Shares sought, (3) extends the Offer other than as required under the Merger Agreement, (4) imposes conditions to the Offer beyond the Offer Conditions, (5) modifies the Offer Conditions, or (6) amends any other term of the Offer in a manner adverse to holders of Shares. All Offer Conditions must be satisfied or waived at or prior to the Expiration Time. The Offer is also subject to certain other terms and conditions described elsewhere in this Offer to Purchase.

All of the conditions to the Offer must be satisfied or waived at or prior to the Expiration Time. See Section 13—“Conditions of the Offer.”

Is there an agreement governing the Offer?

Yes. The Company, Parent and the Offeror have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms of the Offer and the Offer Conditions and, following the consummation of the Offer, the Merger. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

What does the Company Board think about the Offer?

At a meeting held on March 13, 2026, after careful consideration, and following the recommendation of a transaction committee of the Company’s Board of Directors (the “Company Board”), formed for such purposes, the Company Board has among other things (a) determined that the terms of the Offer, the Merger and the other Transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders; (b) determined that it is in the best interests of the Company and its stockholders, and declared advisable, to enter into the Merger Agreement; (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained therein; and (d) resolved to recommend that the Company stockholders accept the Offer and tender their shares of Company Common Stock to the Offeror pursuant to the Offer.

See “Introduction” and Section 10—“Background of the Offer; Contacts with the Company”, Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents” and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to the Company’s stockholders concurrently herewith.

How long do I have to decide whether to tender in the Offer?

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Time. The term “Expiration Time” means 12:00 midnight, New York City time, on April 25, 2026 (one minute after 11:59 P.M., New York City time, on April 24, 2026), unless the Offeror or Parent has extended the initial offering period of the Offer, pursuant to the terms of the Merger Agreement, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror or Parent, will expire.

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”) may guarantee that the missing items will be received by the Depositary and Paying Agent within two trading days. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such two-trading-day period. As used in this Offer to Purchase, “trading day” means any day on which Nasdaq Stock Market LLC (“Nasdaq”) is open for business. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Tendering Shares.”

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:

•

We will extend the Offer for any period required by any applicable law or any rule, regulation, interpretation or position of the SEC applicable to the Offer pursuant to Section 2.1(d)(ii)(A) of the Merger Agreement;

•

If, as of any then-scheduled Expiration Time, any of the Minimum Condition or the other conditions to the Offer set forth in Schedule A of the Merger Agreement are not satisfied or have not been waived as of any then scheduled expiration of the Offer, we will extend the Offer for one or more successive extension periods of up to 10 business days each (with each such period to end at 11:59 P.M., New York City time, on the last business day of such period) in order to further seek to satisfy the Minimum Conditions or the other conditions pursuant to Section 2.1(d)(ii)(B) of the Merger Agreement;

•

If an Acquisition Proposal (as defined below) has been publicly announced or publicly disclosed and has not been publicly withdrawn or otherwise abandoned as of the then-scheduled Expiration Time, we will, at the request of the Company, extend the Offer for one extension period of 10 business days pursuant to Section 2.1(d)(ii)(C) of the Merger Agreement; and

•

In addition, we may extend the Offer at any time without the Company’s consent in order to further seek to satisfy the Minimum Condition or the other conditions to the Offer set forth in Schedule A to the Merger Agreement pursuant to Section 2.1(d)(iii) of the Merger Agreement.

Can the Offer be terminated?

Unless the Merger Agreement is validly terminated in accordance with its terms, Offeror shall not, and Parent shall cause Offeror not to, terminate or withdraw the Offer prior to any scheduled Expiration Time without the prior written consent of the Company.

What will happen if the Merger Agreement is terminated before the Offer is accepted?

If the Merger Agreement is terminated in accordance with its terms, Offeror shall, and Parent shall cause Offeror to, irrevocably and unconditionally terminate the Offer promptly (but in no event more than one business day) after such termination of the Merger Agreement and not acquire any Shares pursuant thereto, and Offeror shall, and Parent shall cause Offeror to, immediately return, and shall cause any depository acting on behalf of Offeror to return, in accordance with applicable laws, all tendered Shares to the registered holders of such Shares.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary and Paying Agent, of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer”.

Have any stockholders already agreed to tender their Shares in the Offer?

Yes. In connection with the execution of the Merger Agreement, Parent and the Offeror entered into tender and support agreements (the “Tender and Support Agreements”) with the Company’s current directors and executive officers and certain stockholders of the Company (collectively, the “Supporting Stockholders”), who collectively held Shares representing approximately 5.12% of the Company’s outstanding shares of Common Stock as of March 13, 2026. The Tender and Support Agreements provide that, among other things, the Supporting Stockholders will irrevocably tender, or will cause to be irrevocably tendered, the Shares beneficially owned by them in the Offer, upon the terms and subject to the conditions of such Tender and Support Agreements. The Tender and Support Agreements also contain restrictions on transfer of Shares held by the stockholders party thereto, subject to certain exceptions, and certain obligations with respect to voting of such shares against any alternative acquisition proposal. The Shares subject to the Tender and Support Agreements comprise approximately 5.12% of the Company’s outstanding shares of Common Stock as of March 13, 2026. The Tender and Support Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement, or if the Company Board has effected a change in the recommendation of the Company Board. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents” for more information.

How do I tender my Shares?

If you wish to accept the Offer and:

•

you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

•

you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with the Company’s transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares”) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

•

you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent prior to the Expiration Time, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery.

Please call the Information Agent, toll free, at (800) 758-5880 or email the Information Agent at ULY@dfking.com for assistance. See the Letter of Transmittal and Section 3—“Procedures for Tendering Shares” for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

Yes. You may withdraw previously tendered Shares any time prior to the Expiration Time, and, if not previously accepted for payment by the Offeror pursuant to the Offer, at any time after May 26, 2026, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, by following the procedures for withdrawing your Shares in a timely manner. To withdraw Shares, you must deliver a written notice of withdrawal with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Time to arrange for the withdrawal of your Shares in a timely manner. See Section 4—“Withdrawal Rights.”

Do I have to vote to approve the Offer or the Merger?

No. Your vote is not required to approve the Offer. You only need to tender your Shares if you choose to do so. If, following the completion of the Offer, the Shares accepted for payment pursuant to the Offer together with the Shares otherwise owned by the Offeror equal at least a majority of the voting power of all then outstanding Shares and the other conditions of the Merger are satisfied or waived (if waivable), assuming certain statutory requirements are met, we will be able to consummate the Merger pursuant to Section 251(h) of the DGCL without a vote or any further action by the stockholders of the Company. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares pursuant to the Offer and certain other conditions are met, the Merger will occur and all of the Shares outstanding prior to the Effective Time (other than the Cancelled Shares) will at the Effective Time be converted into the right to receive the Offer Price, without interest and subject to any required withholding taxes. Therefore, if the Merger takes place, the principal difference to you between tendering your Shares and not tendering your Shares is that if you tender your Shares, you may be paid earlier and that no appraisal rights will be available.

Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are satisfied, no stockholder vote of the Company’s stockholders will be required in connection with the consummation of the Merger. We do not expect there to be a significant amount of time between the consummation of the Offer and the consummation of the Merger. Upon consummation of the Merger, there will no longer be any public trading market for the Shares. Also, the Company will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. See Section 7—“Certain Effects of the Offer.”

Will there be a subsequent offering period?

No, the Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), without the prior written consent of the Company.

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders and beneficial owners of Shares will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders or beneficial owners properly perfect their right to seek appraisal under the DGCL. See Section 16—“Appraisal Rights.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

Yes. So long as a sufficient number of Shares are tendered to satisfy the Minimum Condition in the Offer and the other conditions to the Offer and the Merger have been satisfied or waived by Parent and the Offeror and the Company, then Offeror will be merged with and into the Company. If the Minimum Condition is not satisfied, pursuant to the Merger Agreement, we are not required to accept any Shares for purchase or consummate the Offer or the Merger and we may not accept the Shares tendered without the Company’s consent. If the Merger takes place, Parent will own all of the Shares, and all remaining Shares outstanding immediately prior to the Effective Time, other than the Cancelled Shares, will be converted into the right to receive the Offer Price, in cash, without interest and subject to any required withholding taxes. See the “Introduction.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of Parent, Offeror or the Company are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If the Offer is completed, will the Company continue as a public company?

No. Following the acceptance for payment of Shares tendered, we expect to promptly consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote by the stockholders of the Company will be required in connection with the consummation of the Merger. If the Merger occurs, the Company will no longer be publicly owned. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive, as a result and following completion of the Merger, the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Upon consummation of the Merger, the Shares will no longer be eligible to be traded on the OTCQB Venture Market (“OTCQB”) or any other securities exchange, there will not be a public trading market for the Shares, and the Company will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies.

What are your plans for the Company after the Merger?

We expect that, following consummation of the Merger and the other Transactions, the operations of Urgent.ly Inc., the surviving corporation in the Merger and a subsidiary of Parent (the “Surviving Corporation”), will be conducted substantially as they currently are being conducted, other than as a result of ceasing to be a public company. We do not have any current intentions, plans or proposals to cause any material changes in the Surviving Corporation’s business.

Nevertheless, the management and/or the board of directors of the Surviving Corporation may initiate a review of the Surviving Corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the Surviving Corporation and may cause the Surviving Corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the Surviving Corporation decide that such transactions are in the best interest of the Surviving Corporation upon such review. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

What is the market value of my Shares as of a recent date?

The Offer Price of $5.50 per Share represents a premium of approximately 170.9% over the closing price of $2.03 per Share reported on Nasdaq on March 13, 2026, the last full trading day prior to the public announcement of the signing of the Merger Agreement. On March 27, 2026, the last full trading day before the Offeror commenced the Offer, the closing price of the Shares reported on OTCQB was $5.36 per Share.

We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—“Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer, as set forth in Section 13—“Conditions of the Offer,” are satisfied or, to the extent permitted, waived and we accept your Shares for payment pursuant to the Offer, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by $5.50, without interest and less any applicable withholding taxes, promptly following the Expiration Time. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

What are the U.S. federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in Section 5—“Certain U.S. Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer.

The Company’s stockholders are urged to read carefully Section 5—“Certain U.S. Federal Income Tax Consequences” and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Shares pursuant to the Offer or exchanging Shares pursuant to the Merger, including the consequences under any applicable state, local, non-U.S. or other tax laws. See Section 5—“Certain U.S. Federal Income Tax Consequences.”

What will happen to my stock options in the Offer and the Merger?

The Offer is made only for Shares and is not being made for any outstanding options to purchase Shares (each, a “Company Option”). However, pursuant to the Merger Agreement, at the Effective Time, each Company Option outstanding and unexercised as of immediately prior to the Effective Time will, without any action on the part of Parent, Offeror, the Company or the holder thereof, accelerate vesting in full and be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount, if any, by which the Offer Price exceeds the exercise price per share attributable to such Company Option by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (such amount in cash, the “Company Option Consideration”). Notwithstanding the foregoing, with respect to any Company Option for which the exercise price per share attributable to such Company Option is equal to or greater than the Offer Price, such Company Option will be cancelled without any cash payment or other consideration being made in respect thereof. The payment of the Company Option Consideration will be subject to withholding taxes. As of the Effective Time, all Company Options will no longer be outstanding and will automatically cease to exist, and each holder of a Company Option will cease to have any rights with respect thereto, except the right to receive the Company Option Consideration.

What will happen to my restricted stock units in the Offer and the Merger?

The Offer is made only for Shares and is not being made for any outstanding restricted stock unit awards to receive shares of Common Stock (the “Company RSU Awards”). At the Effective Time, each Company RSU Award outstanding as of immediately prior to the Effective Time will, without any action on the part of Parent, Offeror, the Company or the holder thereof, accelerate vesting in full and be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the Offer Price by (ii) the total number of shares of Company Common Stock subject to such Company RSU Award (such amount in cash, the “Company RSU Award Consideration”). The payment of the Company RSU Award Consideration will be subject to withholding for all required taxes. As of the Effective Time, all Company RSU Awards will no longer be outstanding and will automatically cease to exist, and each holder of a Company RSU Award will cease to have any rights with respect thereto, except the right to receive the Company RSU Award Consideration.

Whom can I contact if I have questions about the Offer?

For further information, you can call D.F. King & Co., Inc., the Information Agent, toll free, at (800) 758-5880 or email the Information Agent at ULY@dfking.com for assistance.

To: Holders of Shares of Common

Stock of Urgent.ly Inc.:

Introduction

Medford Hawk, Inc., a Delaware corporation (the “Offeror”), a wholly owned subsidiary of Agero, Inc., a Nevada corporation (“Parent”), hereby offers to purchase any and all of the outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Urgent.ly Inc., a Delaware corporation (“Urgent.ly” or the “Company”), at a purchase price of $5.50 per Share, net to the holders thereof, in cash, without interest thereon, less any applicable tax withholding (the “Offer Price”) upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal,” together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the “Offer”). The Company has informed us that as of March 13, 2026, the Shares subject to Tender and Support Agreements comprise approximately 5.12% of the outstanding shares of Common Stock, which Shares will be tendered, or caused to be tendered, by the stockholders party thereto in accordance with the Tender and Support Agreements.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 13, 2026, by and among the Company, Parent and the Offeror (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Urgent.ly, with Urgent.ly. surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Shares issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will cease to be publicly traded, and Urgent.ly will become a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions.”

If your Shares are registered in your name and you validly tender directly to Equiniti Trust Company, LLC (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the following: (a) the number of Shares validly tendered (and not properly withdrawn in accordance with the terms of this Offer) immediately prior to the Expiration Time (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” within the meaning of Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”)), together with any Shares then owned by the Offeror, Parent and any of their respective affiliates, representing at least a majority of the then-outstanding Shares as of the Expiration Time (the “Minimum Condition”); (b) the absence of any law, order or injunction (whether temporary, preliminary or permanent) enacted, issued or promulgated by any governmental authority of competent and jurisdiction that is in effect as of immediately prior to the Expiration Time and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions (the “Absence of Laws Condition”); (c) the accuracy of the Company’s representations and warranties contained in the Merger Agreement (subject, in certain cases, to de minimis, materiality and material adverse effect qualifiers) (the “Representations Condition”); (d) the Company’s performance or compliance in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Expiration Time (the “Covenants Condition”); (e) the absence, since the date of the Merger Agreement, of any material adverse effect that is continuing (the “MAE Condition”); (f) Parent and Offeror’s receipt from the Company of a certificate, dated the date of the Expiration Time and executed by a duly authorized executive officer thereof, certifying that the Representations Condition, the Covenants Condition and the MAE Condition are satisfied; and (g) the Merger Agreement having not been terminated pursuant to its terms. Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserves the right to increase the Offer Price, waive any Offer Condition (other than as set forth below), in whole or in part, or to make any other changes in the terms of or conditions to the Offer; provided, however, that pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of the Company, (a) amend, modify or waive the Minimum Condition or the Absence of Laws Condition, or (b) make any change in the terms of or conditions to the Offer that (1) changes the form of consideration to be paid in the Offer, (2) decreases the Offer Price or the number of Shares sought in the Offer, (3) extends the Offer, other than in a manner required by the provisions of Section 2.1(d) of the Merger Agreement, (4) imposes conditions to the Offer other than the Minimum Condition and the other conditions set forth on Schedule A of the Merger Agreement, (5) modifies the conditions set forth in Schedule A of the Merger Agreement or (6) amends any other term of or condition to the Offer in any manner that is adverse to the holders of Shares. All of the conditions to the Offer must be satisfied or waived at or prior to the Expiration Time. The Offer is also subject to certain other terms and conditions. See Section 13—“Conditions of the Offer.”

The Company has advised Parent that, as of the close of business on March 27, 2026, there were 2,196,934 Shares issued and outstanding. Assuming that no Shares are issued after March 27, 2026, a minimum of 1,098,468 Shares would need to be validly tendered and not withdrawn prior to the Expiration Time in order to satisfy the Minimum Condition. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend on the actual number of Shares outstanding on the date we accept Shares for payment pursuant to the Offer.

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on April 25, 2026 (one minute after 11:59 P.M., New York City time, on April 24, 2026) or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended. See Section 1—“Terms of the Offer,” Section 13—“Conditions of the Offer” and Section 15—“Certain Legal Matters; Regulatory Approvals.”

At a meeting held on March 13, 2026, after careful consideration, and following the recommendation of a transaction committee of the Company Board formed for such purposes (the “Transaction Committee”), the Board of Directors of the Company (the “Company Board”), among other things, (a) determined that the terms of the Offer, the Merger and the other Transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders; (b) determined that it is in the best interests of the Company and its stockholders, and declared advisable, to enter into the Merger Agreement; (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained therein; and (d) resolved to recommend that the Company stockholders accept the Offer and tender their shares of Company Common Stock to the Offeror pursuant to the Offer.

For factors considered by the Company Board in connection with making its recommendation, see Item 4 of the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the U.S. Securities and Exchange Commission (the “SEC”), a copy of which (without certain exhibits) is being furnished to the Company’s stockholders concurrently herewith, under the heading “Reasons for the Recommendation of the Transaction Committee and the Urgently Board.”

The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and subject to the satisfaction or waiver of certain conditions, the Merger will be effected pursuant to Section 251(h) of the DGCL by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the Effective Time. At the Effective Time, each issued and outstanding Share (other than Shares held by the Company as treasury stock, Parent, the Offeror or any direct or indirect wholly owned subsidiary of Parent or Offeror, in each case immediately before the Effective Time (collectively, the “Cancelled Shares”), and Shares held of record or beneficially owned by any persons who have properly demanded their appraisal rights in accordance with Section 262 of the DGCL) will automatically be converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”). The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation (as defined in Section 251(h) of the DGCL) of a tender offer for all of the outstanding stock of a corporation that had a class or series of stock that was listed on a national securities exchange immediately prior to execution of the merger agreement, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation or its affiliates equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation’s certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation may effect a merger without a meeting or vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and as a result the number of Shares validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Time, together with any Shares then owned by the Offeror represents a majority of all then-outstanding Shares, the Offeror will not seek the approval of the Company’s remaining stockholders before effecting the Merger. Section 251(h) also requires that the Merger Agreement provide that such merger will be effected as soon as practicable subject to the conditions set forth in the Merger Agreement following the consummation of the tender offer. Therefore, the Company, Parent and the Offeror have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, but in any event no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VIII of the Merger Agreement, or as otherwise agreed by the Parent, Offeror and the Company. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents.”

No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders and beneficial owners of Shares may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the Acceptance Time) and comply with the applicable procedures described under Section 262 of the DGCL. Such persons will not be entitled to receive the Offer Price or the Merger Consideration (in each case, without interest and less any applicable withholding taxes), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders and beneficial owners of Shares must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16—“Appraisal Rights.”

The Offeror has engaged Equiniti Trust Company, LLC to act as the Depositary and Paying Agent for the Offer. The Offeror has engaged D.F. King & Co., Inc. to act as information agent for the Offer (the “Information Agent”). Parent will pay, or cause to be paid, all charges and expenses of the Depositary and Paying Agent, and the Information Agent.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent.

Such copies will be furnished promptly at the Offeror’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

This Offer to Purchase, the related Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information and such documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

The Tender Offer

1. Terms of the Offer

Upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror has agreed in the Merger Agreement to accept for payment and pay $5.50 in cash per Share, without interest and subject to any applicable withholding taxes for all Shares validly tendered and not properly withdrawn by the Expiration Time in accordance with the procedures described in Section 4—“Withdrawal Rights.” The term “Expiration Time” means 12:00 midnight, New York City time, on April 25, 2026 (one minute after 11:59 P.M., New York City time, April 24, 2026), unless the Offeror has extended the offering period of the Offer, pursuant to the terms of the Merger Agreement, in which event the term “Expiration Time” means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—“Conditions of the Offer” (the “Offer Conditions”). Parent or Offeror may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Termination.”

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserves the right to increase the Offer Price, waive any Offer Condition (other than as set forth below), in whole or in part, or to make any other changes in the terms and Offer Conditions; provided, however, that pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of the Company, (a) amend, modify or waive the Minimum Condition or the Absence of Laws Condition, or (b) make any change in the terms of or conditions to the Offer that (1) changes the form of consideration to be paid in the Offer, (2) decreases the Offer Price or the number of Shares sought in the Offer, (3) extends the Offer, other than in a manner required by the provisions of Section 2.1(d) of the Merger Agreement, (4) imposes conditions to the Offer other than the Minimum Condition and the other conditions set forth on Schedule A of the Merger Agreement, (5) modifies the conditions set forth in Schedule A of the Merger Agreement or (6) amends any other term of or condition to the Offer in any manner that is adverse to the holders of Shares.

The Merger Agreement provides, among other things, that with respect to the Offer Price (as defined in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents”), the Offer Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Shares outstanding after the date hereof and prior to Offeror’s acceptance for payment of, and payment for, Shares that are tendered pursuant to the Offer.

Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, (a) if any of the Offer Conditions has not been satisfied or waived, the Offeror will (and Parent will cause Offeror to) extend the Offer for successive periods of up to ten (10) business days each in order further seek to satisfy the Minimum Condition or the other Offer Conditions, and (b) the Offeror will extend the Offer for the minimum period required by applicable law, including any rule, regulation, interpretation or position of the SEC applicable to the Offer.

Without the Company’s consent, there will not be a subsequent offering period for the Offer.

There can be no assurance that the Offeror will exercise any right to extend the Offer or that the Offeror will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not properly withdrawn will remain subject to the Offer in accordance with its terms and subject to withdrawal rights. See Section 4—“Withdrawal Rights.” If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Time the Offeror decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such increase or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that 10th business day.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the Offer Conditions set forth in Section 13—“Conditions of the Offer” have not been satisfied or waived or upon the occurrence of any of the events set forth in Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Termination.” Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but Parent and the Offeror are prohibited from terminating or withdrawing the Offer prior to any then-scheduled Expiration Time unless the Merger Agreement has been terminated in accordance with its terms.

The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals” and Section 13—“Conditions of the Offer.” The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

If, prior to the Expiration Time, Offeror increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, promptly, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

The Company has agreed to provide, or cause its transfer agent to provide, Parent and the Offeror with such assistance and such information available to the Company as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of the Shares, including a list of such holders, as of the most recent practicable date, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of the Shares (including updated lists of stockholders, mailing labels, listings or files of securities positions). This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the Offer Conditions (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), including satisfaction or waiver of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, at, or promptly after, the Expiration Time, irrevocably accept for payment (but in any event within one business day), and, at or promptly following acceptance for payment (but in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer, except that with respect to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, the Offeror is under no obligation to make any payment for such Shares unless and until such Shares are delivered in settlement or satisfaction of such guarantee. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, the Offeror reserves the right to delay acceptance for payment of, or payment for, Shares, pending receipt of the regulatory or governmental approvals specified in Section 15—“Certain Legal Matters; Regulatory Approvals.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—“Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”), an Agent’s Message (as defined in Section 3—“Procedures for Tendering Shares” below)), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Shares.” Accordingly, tendering stockholders may be paid, at different times, depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are received by the Depositary and Paying Agent.

If any tendered Shares are not accepted for payment pursuant to the terms the Offer and the Offer Conditions for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Time, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

3. Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that (x) DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) the Offeror may enforce that agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for that transfer using DTC’s ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners’ powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Time, may tender those Shares by satisfying all of the requirements set forth below:

•	the tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Time; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, unless and until Shares underlying such Notice of Guaranteed Delivery are received by the Depositary and Paying Agent.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares (pursuant to any one of the procedures described above) will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror’s acceptance for payment of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms of the Offer and subject to the Offer Conditions.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

Binding Agreement. The acceptance for payment by the Offeror of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms of the Offer and subject to the Offer Conditions.

Irrevocable Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder’s true and lawful agent and attorney-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of that stockholder’s rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. Such proxies and powers of attorney will be irrevocable and deemed to be coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company’s stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror’s payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate such power, in whole or in part, to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and

Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms of the Offer and subject to the Offer Conditions (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

No alternative, conditional or contingent tenders will be accepted.

4. Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time and, if not previously accepted for payment, at any time after May 29, 2026, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

For a withdrawal of Shares to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Time.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent), in its sole and absolute discretion, which determination shall be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5. Certain U.S. Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, governmental organizations, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), holders that hold Shares as qualified small business stock for purposes of Sections 1045 or 1202 of the Code, regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and holders that exercise appraisal rights in the Merger, or received the Shares as compensation, pursuant to the exercise of employee stock options, stock purchase rights, stock appreciation rights, restricted stock units or as restricted stock. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax), or the application of the Medicare tax on net investment income under Section 1411 of the Code.

The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code (the “Treasury Regulations”), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States; (b) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger on a beneficial holder of Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

Certain U.S. Federal Income Tax Consequences for U.S. Holders.

A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively. See Instruction 9 of the Letter of Transmittal. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will generally constitute a capital gain or loss, and will be long-term capital gain or loss if the Shares disposed of in the Offer or the Merger are held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital loss is subject to limitations.

Non-U.S. Holders.

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the exchange of the Shares pursuant to the Offer or the Merger unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

the Company is or has been a United States real property holding corporation, or “USRPHC,”for U.S. federal income tax purposes at any time within the shorter of the Non-U.S. Holder’s holding period and the five-year period preceding the disposition of the Shares, as the case may be, and, if the Shares are “regularly traded on an established securities market” (“regularly traded”), the Non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the Shares at any time within such period, and certain other conditions are satisfied.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the disposition of the Shares, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet, although there can be no assurance in this regard, the Company does not believe that it is, and does not anticipate it becoming, a USRPHC. Further, even if the Company were a USRPHC, so long as the Shares are considered to be regularly traded at any time during the calendar year, a Non-U.S. Holder generally will not be subject to tax on any gain recognized on the exchange of Shares pursuant to the Offer or the Merger, unless the Non-U.S. Holder owned (actually or constructively) more than 5% of the total outstanding Shares at any time during the applicable period described the third bullet.

Information Reporting and Backup Withholding Tax.

Payments made to holders of Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to a backup withholding tax (currently at a rate of 24%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should properly complete and return IRS Substitute Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Non-U.S. Holders that do not otherwise establish an exemption should submit an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E or other appropriate W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6. Price Range of Shares; Dividends

On March 13, 2026, the Company notified The Nasdaq Stock Market LLC (“Nasdaq”) that it had entered into the Merger Agreement. As the Company has previously disclosed, the Company was notified by Nasdaq that its net income from continuing operations had fallen below the minimum requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b) (the “Rule”) or the alternative listing criteria for market value of listed securities or stockholders’ equity under the Rule. Subsequently, Nasdaq delivered a letter to the Company confirming that the Company had not satisfied the conditions to regain compliance with the Rule and therefore that the Company’s Common Stock would be delisted (the “Delisting”) and trading of the Company’s Common Stock would be suspended at the open of trading on March 18, 2026. The Delisting will be effective 10 days after Nasdaq files a Form 25 Notification of Delisting with the Securities and Exchange Commission. The Shares currently trade on the OTCQB of the OTC Markets Group, Inc. (“OTC”) under the symbol “ULYX.” The Company has advised that as of March 27, 2026, there were 2,196,934 Shares issued and outstanding.

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on The Nasdaq Capital Market and OTCQB, with respect to the period following the Company’s delisting from Nasdaq, in each case, as reported by published financial sources with respect to periods occurring in fiscal years 2024, 2025, 2026:

Fiscal Year	High	Low
2024:
First Quarter	$39.48	$22.20
Second Quarter	$29.04	$18.72
Third Quarter	$20.75	$8.16
Fourth Quarter	$11.04	$5.34
2025:
First Quarter	$8.58	$3.49
Second Quarter	$14.90	$4.01
Third Quarter	$8.96	$3.23
Fourth Quarter	$3.46	$1.76
2026:
First Quarter (through March 27, 2026)	$5.38	$1.93

The Offer Price of $5.50 per Share represents a premium of approximately 170.9% over the closing price of $2.03 per Share reported on the OTCQB on March 13, 2026, the last full trading day prior to the public announcement of the signing of the Merger Agreement. On March 27, 2026, the last full trading day before the Offeror commenced the Offer, the closing price of the Shares reported on the OTCQB was $5.36 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

The Company has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future. Under the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), to authorize, declare, set aside, make or pay any dividend or other distribution with respect to the Shares. See Section  14—“Dividends and Distributions.”

7. Certain Effects of the Offer

If, as a result of the Offer, the Offeror owns Shares representing at least a majority of all then-outstanding Shares, Parent, the Offeror and the Company will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the consummation of the Offer, without a meeting or vote of the Company’s stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of the Merger Agreement. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for the Shares. If the Offer is consummated, there will be no market for the Shares because Parent and Offeror intend to consummate the Merger as promptly as practicable following the consummation of the Offer, subject to satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act is terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

8. Certain Information Concerning the Company

General. The description of the Company and its business set forth in the following paragraph has been derived from information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”), publicly available documents and records on file with the SEC and other public sources.

The Company is a leading connected mobility assistance software platform, matching vehicle owners and operators with service professionals who deliver traditional roadside assistance, proactive maintenance and repair services. The Company offers a digitally native software platform that combines location-based services, real-time data, artificial intelligence and machine-to-machine communication to deliver quick, safe and innovative roadside assistance services for leading brands across the automotive and insurance industries, and other transportation-focused verticals. The Company collects signals from distressed vehicles and match those needs with local roadside assistance professionals to create a connected service network. The Company’s platform enables our partners to deliver exceptional user experiences that drive high customer satisfaction and loyalty. With 58 customer partners and more than 74,300 participating service provider vehicle drivers in the Company’s network as of December 31, 2025, the Company offers deliver innovative, transparent and exceptional connected mobility assistance experiences at scale.

The Company’s principal executive offices are located at 44927 George Washington Blvd, Suite 265, Office 209 Ashburn, VA 20147. The telephone number of the Company’s principal executive office is (571) 350-3600.

Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is currently subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their compensation), the principal holders of the Company’s securities, any material interests of those persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic and current reports distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available at www.sec.gov.

The Company also maintains an Internet website at https://www.geturgently.com/. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning the Company and its business has been taken from the Annual Report, publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by such records. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, the Offeror or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent, or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning the Company contained in those documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information Concerning the Offeror and Parent

Parent is a corporation organized under the laws of the State of Nevada, formed on September 28, 1982, and the Offeror is a corporation organized under the laws of the State of Delaware, formed on March 11, 2026. Parent is a leading B2B provider of white-label roadside assistance, accident management, and connected vehicle services, serving major automotive manufacturers and insurance carriers. The Offeror is a wholly owned subsidiary of Parent and was formed solely for the purpose of completing the Offer and the Merger and has not engaged, and does not expect to engage in any business other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the consummation of the transactions contemplated by the Offer and/or the Merger. The principal office address of Parent and the Offeror is 400 River’s Edge Drive, Medford, MA 02155. The telephone number at the principal office of Parent and Offeror is (781) 393-9300.

The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Parent and the Offeror for at least the last five years are set forth in Schedule A to this Offer to Purchase (“Schedule A”). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent or the Offeror or, to the knowledge of each of Parent and the Offeror, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent or the Offeror or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or Schedule A to this Offer to Purchase: (i) none of Offeror, Parent or, to the best knowledge of Offeror and Parent after due inquiry, the persons listed in Schedule A hereto beneficially owns or has a right to acquire any Shares or any other equity securities of Urgently; (ii) none of Offeror, Parent, or, to the best knowledge of Offeror, Parent, after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of Urgently during the past 60 days.

10. Background of the Offer; Contacts with the Company

Background of the Offer and the Merger

The following background summarizes the key meetings and events that led to the signing of the Merger Agreement. This background does not purport to catalog every conversation of or among the Transaction Committee, the Urgently Board, their representatives or other parties.

The Urgently Board regularly evaluates Urgently’s strategy, capital structure, direction, opportunities and business plans with a view toward strengthening Urgently’s business and protecting stockholder value. As part of this evaluation, the Urgently Board has considered a variety of strategic alternatives, including continuations of, and potential improvements to, Urgently’s business plan, potential acquisitions, divestitures, business combinations, capital raising activities, debt financings, recapitalizations and restructurings and the sale of Urgently under the appropriate circumstances. As part of these evaluations, the Urgently Board regularly reviews developments and challenges in Urgently’s business, the competitive landscape, the macroeconomic environment and financial markets, as well as developments and challenges in the roadside and mobility assistance markets.

In June 2024, Urgently engaged an outside advisor, Alchemy Advisors, LLC (“Alchemy”), to provide corporate development and other consulting advice, including with respect to Urgently’s exploration of strategic alternatives. Urgently selected Alchemy because of their expertise in the mobility assistance industry and familiarity with Urgently.

That same month, Urgently began discussions with a competitor (“Party A”) regarding a potential sale of Urgently in a “go-private” transaction. The following month, the parties executed a mutual nondisclosure agreement and representatives of Urgently and Party A held initial in-person meetings. Party A’s diligence continued through February 2025, when it delivered a non-binding offer to acquire Urgently for a total enterprise value of $58 - $60 million. The Urgently Board rejected that proposal and ended discussions with Party A at that time.

In January and February 2025, Urgently entered into (i) a new asset-based revolving credit facility (the “MidCap ABL”) with the lenders party thereto and MidCap Funding IV Trust (“MidCap”), as agent (the “MidCap Credit Agreement”) and (ii) the Eighth Amendment (the “Eighth Amendment”) to Loan and Security Agreement among Urgently, certain of its subsidiaries, the lenders party thereto (the “2L Lenders”), and Alter

Domus (US) LLC, as administrative agent and collateral agent (as amended, the “2L Term Loan”), to modify the interest rate of the 2L Term Loan and extend the maturity date from March 31, 2025 to July 31, 2026. Urgently used the MidCap ABL proceeds to retire other indebtedness. Following the Eighth Amendment the Urgently Board established the Transaction Committee to evaluate and, as appropriate, recommend to the Urgently Board, potential financial or strategic alternatives. The Urgently Board established the Transaction Committee in light of the benefits of having a subset of directors oversee and direct evaluation of such matters on short notice. The Urgently Board designated Alexandre Zyngier, James M. Micali and Ryan Pollock, each an independent and disinterested director, as members of this Transaction Committee. The Urgently Board retained the power and authority to approve any transaction and remained actively involved.

On March 19, 2025, The Nasdaq Stock Market LLC (“Nasdaq”) notified Urgently that it no longer satisfied the minimum net income requirement under applicable listing rules and did not meet the alternative continued listing standards based on market value of listed securities or stockholders’ equity. In addition, at this time Urgently faced significant, near-term liquidity constraints and risked breaching minimum liquidity covenants under both the MidCap ABL and the 2L Term Loan.

Between March and November 2025, the Transaction Committee and the Urgently Board met frequently to review financial and strategic alternatives and directed management to identify financial and other advisors to assist with these evaluations. With direction and oversight by the Urgently Board and the Transaction Committee, management and Alchemy, later joined by Pericles Capital Advisors, LLC (“Pericles”) (whose services are offered through Seaport Global Securities LLC, member of FINRA / SPICS (“Seaport”)), contacted potential counterparties regarding financing, recapitalization and sale transactions. The Urgently Board instructed Pericles and Alchemy to focus on transaction structure and timing, third-party consent requirements, the possibility of regaining Nasdaq listing standards compliance and the ability of Urgently to repay or equitize outstanding debt in their discussions. Given that any recapitalization that equitized debt required lender consent, management and Pericles remained in regular contact with Urgently’s lenders, including holders of Urgently’s 2022A unsecured convertible promissory notes (the “2022 Convertible Notes” and the holders, the “2022 Convertible Noteholders”), which remained outstanding after their June 30, 2024 maturity because the MidCap ABL and 2L Term Loan subordination provisions prohibited repayment. Given Urgently’s significant debt obligations and limited cash, the Transaction Committee also evaluated out-of-court restructuring and in-court bankruptcy scenarios and concluded that common stockholders were not expected to receive any value for their Shares in either case. Between February and November 2025, the Transaction Committee, with the advice of management, Pericles and Alchemy, evaluated, contacted or received inbound interest from 34 parties, executed confidentiality agreements with 32 of them (4 with customary standstill provisions and 28 without) and received three preliminary, nonbinding term sheets.

In July 2025, Urgently evaluated a potential equity financing from an investor interested in acquiring Urgently’s public listing but not continuing operations. During the same period, investors affiliated with Mr. Pollock (“Party B”) proposed a spin-out transaction that would capitalize Urgently’s ongoing operations through an equity financing and result in Urgently becoming a separate, private entity. Later that month, the investor interested in acquiring Urgently’s public listing notified Urgently it was no longer pursuing the transaction due to external market factors.

On August 7, 2025, following a discussion at a meeting of the Urgently Board, held with members of management and representatives of Alchemy and Wilson Sonsini Goodrich & Rosati, P.C. (“Wilson Sonsini”), outside counsel to Urgently, also present, Urgently executed an engagement letter with Seaport, effective as of July 30, 2025 (the “Seaport Engagement Letter”), pursuant to which Pericles would serve as financial advisor to Urgently for the exploration of financial and strategic alternatives. Urgently selected Pericles, through Seaport, based on their qualifications, familiarity with Urgently and experience in advising companies in similar situations.

On October 15, 2025, Urgently received a nonbinding term sheet from a potential third-party lender (the “Prospective Lender”) to partially refinance between $26.4 million and $30.0 million of the 2L Term Loan, conditioned on partial equitization of the 2L Term Loan and 2022 Convertible Notes, to which Urgently provided revisions on October 17, 2025.

In October 2025, members of Urgently’s management and Pericles and Alchemy negotiated with the 2L Lenders regarding a potential discount and equitization of a significant portion of the 2L Term Loan and 2022 Convertible Notes, reporting regularly to the Transaction Committee. The Transaction Committee, together with management and Urgently’s advisors, concluded that given the amount of outstanding debt and creditor priority, this partial equitization, if consummated, would have left Urgently’s stockholders with little or no residual value.

On October 21, 2025, the 2L Lenders delivered a non-binding proposal for an equitization of a significant portion of the 2L Term Loan.

On October 23, 2025, Urgently appeared before a Nasdaq hearing panel to present its plan to regain compliance with the continued listing standards. Following the hearing, the Nasdaq panel extended Urgently’s compliance period to February 16, 2026.

On November 5, 2025, the Urgently Board held a meeting, with members of management and representatives of Pericles, Alchemy and Wilson Sonsini attending. The Urgently Board reviewed investor outreach, the 2L Lenders’ October 21, 2025 proposal, and the Prospective Lender’s October 15, 2025 proposal. At the meeting, Mr. Pollock, at the invitation of the Urgently Board, outlined a potential Party B-led “go-private” transaction and then recused himself. After discussion, the Urgently Board determined that the Prospective Lender’s October 15, 2025 proposal and partial equitization of the 2L Term Loan was the most promising alternative available to Urgently, directed management and Urgently’s advisors to continue negotiations, and requested additional details on Party B’s proposed transaction. To preserve independence, the Urgently Board removed Mr. Pollock from the Transaction Committee. Mr. Pollock recused himself from further meetings of the Urgently Board with respect to strategic transactions.

From November 6 through November 19, 2025, members of management, with the assistance of Alchemy, Pericles and Wilson Sonsini, negotiated with each of the 2L Lenders and their counsel, the Prospective Lender, and Party B.

On November 17, 2025, Urgently and Party B executed a mutual nondisclosure agreement to facilitate diligence.

On November 20, 2025, Party B submitted a nonbinding letter of intent to the Urgently Board to acquire Urgently in a “go-private” transaction for $2.50 per share in cash, to issue $27.0 million of new equity to the 2L Lenders, and issue up to $20.0 million of new debt to settle the 2L Term Loan at a discount. Party B also proposed up to $2.5 million in cash to settle the 2022 Convertible Notes. Based on the foregoing, representatives of Pericles estimated an implied total enterprise value of approximately $80.0 million. Party B’s nonbinding letter of intent included a 60-day exclusivity period. During concurrent discussions, the 2L Lenders informed Urgently that they could not equitize the 2L Term Loan under the terms Party B required but could be supportive of refinancing the 2L Term Loan with the Prospective Lender.

On November 23, 2025, the Transaction Committee held a meeting, also attended by members of management, and representatives of Pericles, Alchemy and Wilson Sonsini. At this meeting, the Transaction Committee reviewed Party B’s nonbinding letter of intent and the 2L Term Loan refinancing with the Prospective Lender. The Transaction Committee directed management to continue negotiating the refinancing while continuing discussions with Party B.

On November 24, 2025, the Prospective Lender notified representatives of Urgently that it was no longer interested in pursuing the 2L Term Loan refinancing.

In early December 2025, members of Urgently management and Urgently’s advisors, at the direction of the Transaction Committee, held meetings with representatives of Party B to discuss Party B’s proposal and conduct preliminary due diligence. Urgently requested Party B increase its offer to fund at least $5.0 million of ongoing operating expenses and increase the per-share consideration.

On December 11, 2025, the Transaction Committee held a meeting, also attended by members of management, and representatives of Pericles, Alchemy and Wilson Sonsini. During the meeting, the Transaction Committee reviewed recent negotiations with Party B. Given the Prospective Lender’s withdrawal from the process and Party B’s proposal to partially equitize the debt, the Transaction Committee also evaluated restructuring or bankruptcy alternatives, especially because Party B would not fund operating expenses or raise its price.

On December 15, 2025, Party B submitted to the Urgently Board a revised draft nonbinding letter of intent, which included an equity commitment letter and a term sheet with the 2L Lenders to settle the 2L Term Loan, but without an increased price. That same day, Urgently engaged Young Conaway Stargatt & Taylor, LLP (“Young Conaway”) as outside legal counsel, for restructuring, bankruptcy, refinancing or acquisition advice.

On December 16, 2025, the Transaction Committee held a meeting, also attended by members of management, and representatives of Pericles, Alchemy, Wilson Sonsini and Young Conaway. During the meeting, the Transaction Committee reviewed the terms of Party B’s revised proposal and discussed the implied premium relative to Urgently’s recent share price and the partial repayment and equitization of debt. The Transaction Committee directed Young Conaway to prepare a side-by-side analysis of Party B’s proposal against a prepackaged bankruptcy reorganization plan.

Also on December 16, 2025, Urgently received an informal inquiry from Evercore Group L.L.C. (“Evercore”), financial advisor to Parent, regarding Parent’s potential interest in an acquisition of Urgently.

On December 17, 2025, Mr. Jeffrey Wolk, vice president and director of Parent, sent an email to Mr. Booth to arrange a discussion regarding Parent’s potential interest in an acquisition of Urgently.

Between December 17 and December 22, 2025, representatives of Urgently, Young Conaway and Party B and its advisors negotiated the nonbinding letter of intent, including exclusivity.

On December 19, 2025, Mr. Booth had a discussion with Mr. Wolk, during which Mr. Wolk sought to gauge Urgently’s interest in a potential acquisition. On the same day, at the direction of Urgently’s management, representatives of Pericles held discussions with representatives of Parent to encourage Parent to submit a nonbinding letter of intent with a total enterprise value high enough to enable a full cash settlement of Urgently’s outstanding indebtedness, cover Urgently’s operating expenses, and provide a meaningful premium to the historical trading price of Urgently Common Stock.

On December 21, 2025, Mr. Booth sent an email to Mr. Wolk indicating that the Urgently Board would like to consider a potential acquisition and requesting that Parent provide a letter of intent to Urgently.

On December 22, 2025, the Transaction Committee held a meeting, also attended by members of management, and representatives of Pericles, Alchemy, Wilson Sonsini and Young Conaway. The Transaction Committee reviewed Party B’s proposal, including exclusivity terms and the possibility of debtholder acceptance. The Transaction committee also reviewed discussions with Evercore and Parent and directed Pericles to assess Parent’s interest in, and timing for, executing an acquisition of Urgently.

On December 23, 2025, Parent submitted a nonbinding letter of intent to the Urgently Board to acquire Urgently for a total enterprise value of $75.0- $85.0 million, with an exclusivity period through February 16, 2026 and requiring customer diligence.

On December 24, 2025, representatives of Pericles notified representatives of Parent that Parent’s proposal was insufficient to settle Urgently’s outstanding indebtedness, cover Urgently’s operating expenses, and provide a meaningful premium to the historical trading price of Urgently Common Stock, and encouraged Parent to negotiate a nondisclosure agreement to allow Urgently to share more information about its liabilities and obligations.

On December 26, 2025, the Transaction Committee held a meeting, also attended by members of management, and representatives of Pericles, Alchemy, Wilson Sonsini and Young Conaway. The Transaction Committee reviewed Parent’s proposal, including the need for significant lender discounts to deliver value to stockholders. The Transaction Committee also discussed how much customer diligence to permit given competitive sensitivities, reviewed Party B’s unwillingness to increase its offer to fund operating expenses, and discussed whether to reengage with Party A.

Also on December 26, 2025, representatives of Wilson Sonsini and Morgan, Lewis & Bockius LLP (“Morgan Lewis”), outside counsel to Parent, held a meeting to discuss potential threshold matters in connection with a potential acquisition.

On December 27, 2025, at the direction of the Transaction Committee, representatives of management and Alchemy held a teleconference with representatives of Party A to discuss the potential synergies between Urgently and Party A.

On December 29, 2025, the Urgently Board held a meeting, also attended by members of management, and representatives of Pericles, Alchemy, Wilson Sonsini and Young Conaway. During the meeting, the Urgently Board reviewed the proposals from Party B and Parent, discussed the alternatives of an acquisition or a plan of bankruptcy, including that in any bankruptcy Urgently’s common stockholders would not be expected to receive any value for their Shares, and considered stockholder approval requirements and timing for an acquisition.

Also on December 29, 2025, representatives of Parent held a meeting with representatives of Pericles regarding certain material workstreams of a potential acquisition, including, among other items, the due diligence process.

On December 30, 2025, Urgently and Parent executed a mutual nondisclosure agreement.

That same day, Party A delivered an updated due diligence request list and on January 5, 2026, the parties executed an amended and restated mutual nondisclosure agreement.

Between January 2 and January 3, 2026, representatives of Urgently and Parent met to discuss due diligence.

On January 6, 2026, the Transaction Committee held a meeting, also attended by members of management, and representatives of Pericles, Alchemy, Wilson Sonsini and Young Conaway. The Transaction Committee reviewed the status of discussions with Party A, Party B and Parent, including diligence and valuation, and instructed management and its advisors to continue engagement with all three parties.

Between January 6 and January 7, 2026, representatives of Urgently and Parent held discussions regarding the strategic rationales and potential value drivers of an acquisition.

Between January 6 and January 8, 2026, representatives of Pericles and Evercore discussed the minimum total enterprise value needed for the full cash settlement of Urgently’s outstanding debt and operating expenses and a premium to the trading price of Urgently Common Stock that would likely enable the transaction to be supported by the holders of Urgently Common Stock.

On January 9, 2026, Parent submitted a revised proposal to the Urgently Board with a $90.0- $95.0 million total enterprise value. The Transaction Committee held a meeting that same day, also attended by members of management, and representatives of Pericles, Alchemy, Wilson Sonsini and Young Conaway. The Transaction Committee reviewed this proposal, including with respect to the trading premium shortfall and full cash settlement of Urgently’s outstanding debt.

On January 12, 2026, the Urgently Board held a meeting, also attended by members of management and representatives of Pericles, Alchemy, Wilson Sonsini and Young Conaway. The Urgently Board reviewed the status of negotiations with Party A, Party B and Parent. Following discussion, the Urgently Board directed management and its representatives to launch an auction process. Following this meeting, Pericles informed all bidders that $105 million was the minimum total enterprise value the Urgently Board would consider because that threshold enabled full cash settlement of debt and operating expenses and provided stockholders a premium to the 30-day volume-weighted average trading price of Urgently Common Stock.

On January 14, 2026, Party A submitted a nonbinding letter of intent to the Urgently Board to acquire Urgently for $100 million in total enterprise value, with exclusivity through February 28, 2026.

The Transaction Committee held a meeting the same day, also attended by members of management and representatives of Pericles, Alchemy, Wilson Sonsini and Young Conaway. The Transaction Committee reviewed Party A’s proposal, taking into account the likelihood of execution, timing and value relative to Parent, and directed Pericles to request final proposals from each bidder by January 21, 2026.

On January 16, 2026, representatives of Wilson Sonsini provided a revised draft of Parent’s January 9, 2026 proposal to representatives of Morgan Lewis.

On January 21, 2026, Urgently received final nonbinding letters of intent from Party A, Party B and Parent. Party B proposed a $106.0 million enterprise value, an implied price per share of $5.00 for holders of Urgently Common Stock after the debt restructuring, $30.0 million of new equity to the 2L Lenders and refinancing (rather than repayment) of the remaining $52.0 million 2L Term Loan balance, a $4.275 million cash settlement for the 2022 Convertible Noteholders, and a 30-day exclusivity period, with 10-day auto-extensions. Party B’s revised proposal also required lender consent. Party A and Parent each proposed all-cash total enterprise value offers of $105.0 million and an implied price per share of $4.79 for holders of Urgently Common Stock after debt repayment, full repayment of the 2L Term Loan and full repayment of principal plus accrued interest on the 2022 Convertible Notes. Party A’s proposal included a 40-day exclusivity period without extension. Parent’s proposal included a 14-day exclusivity period, with one seven-day auto-extension.

On January 22, 2026, the Transaction Committee held a meeting, also attended by members of management and representatives of Pericles, Alchemy and Wilson Sonsini. The Transaction Committee evaluated the three proposals, including with respect to valuation, customer and employee retention risks, lender support requirements, execution and closing certainty and the risk of agreeing to the proposed exclusivity period. Also on January 22, 2026, representatives of Urgently discussed the terms of the revised proposals with legal counsel to the 2L Lenders.

On January 23, 2026, legal counsel to the 2L Lenders informed representatives of Wilson Sonsini that, given the lack of full recovery to the 2L Lenders under Party B’s proposal and the customer due diligence requested by Parent, the 2L Lenders would agree to the request to forego up to 60 days of interest accruing between February 28, 2026 and closing of a transaction with Party A.

Also on January 23, 2026, the Urgently Board held a meeting, also attended by members of management, and representatives of Pericles, Alchemy and Wilson Sonsini. During the meeting, the Urgently Board reviewed the terms of the three proposals, including Party B’s increased offer, the expected treatment of Urgently’s debt and execution risk. The Urgently Board also discussed, with the advice of counsel, the risks to Urgently of agreeing to exclusivity and whether any party would continue negotiations without exclusivity. Following discussion, the Urgently Board directed management to continue to negotiate with Party A to limit exclusivity terms and approved executing a nonbinding letter of intent with Party A on substantially the terms presented to the Urgently Board.

Between January 23 and January 29, 2026 the Urgently Board and the Transaction Committee met regularly to review negotiations and to direct its representatives and advisors. Following these directions, Urgently management, with the assistance of Urgently’s advisors and counsel, continued to negotiate with Party A and reached an agreement in principle with the 2022 Convertible Noteholders in connection with Party A’s proposal. Legal counsel to the 2L Lenders advised that, so long as other proposals were viable (providing a near full cash repayment of the 2L Term Loan), such as the proposals put forth by Party A and Parent, the 2L Lenders did not support Party B’s proposal due to the discount and lack of cash consideration. The Transaction Committee therefore focused on negotiating with Party A and Parent.

On January 29, 2026, the Urgently Board reaffirmed its support for negotiating with Party A and approved execution of the nonbinding letter of intent that included a commitment to negotiate exclusively with Party A for 20 days, with an automatic extension for up to two successive 10-day periods, and with certain fallaway provisions, including if Party A decreased the offer price or introduced closing conditions beyond those set forth in the letter of intent.

On January 29, 2026, representatives of Urgently notified Party B and Parent that exclusivity obligations prevented further negotiations.

On January 30, 2026, Parent submitted a revised proposal to the Urgently Board, with a total enterprise value of $110.0 million. Representatives of Urgently did not engage with Parent in light of its exclusivity obligations.

On January 30, 2026, representatives of Wilson Sonsini sent Party A a draft merger agreement.

On February 1, 2026, the Transaction Committee held a meeting, also attended by members of management and representatives of Pericles, Alchemy and Wilson Sonsini. During the meeting, the Transaction Committee discussed Parent’s revised letter of intent, and the exclusivity and negotiation status with Party A.

On February 6, 2026, representatives of Evercore contacted representatives of Pericles to reaffirm Parent’s continued interest in acquiring Urgently, and Pericles notified Evercore that Urgently was unable to engage due to the exclusivity period with Party A.

On February 11, 2026, representatives of Wilson Sonsini received revisions to the draft merger agreement from Party A. The revised draft included closing conditions with respect to customer retention.

On February 12, 2026, legal counsel to the 2L Lenders notified representatives of Wilson Sonsini and Pericles that the 2L Lenders would grant a limited maturity extension concurrent with Urgently signing the definitive merger agreement with Party A, subject to certain terms and conditions, which would allow Urgently to avoid a default under the 2L Term Loan and cross-default under the MidCap ABL.

On February 13, 2026, Urgently requested from Nasdaq a further extension of Urgently’s compliance period to March 16, 2026, which Nasdaq granted on February 17, 2026.

Through February 17, 2026, the Transaction Committee continued to meet and review with management and its advisors the terms of the draft merger agreement with Party A. At the instruction of the Transaction Committee, Urgently management and its advisors negotiated with the 2022 Convertible Noteholders to prepare the definitive documentation to memorialize the terms previously agreed (the “2022 Convertible Notes

Agreement”), and requested and received from Nasdaq an extension of Urgently’s compliance period to March 16, 2026. Wilson Sonsini and legal counsel to Party A continued to negotiate the merger agreement.

Also on February 18, 2026, the Urgently Board held a meeting, also attended by members of management and representatives of Pericles, Alchemy and Wilson Sonsini. During the meeting, the Urgently Board reviewed negotiation status, diligence, Party A’s commitment to maintain price in light of Urgently’s settlement agreement with the 2022 Convertible Noteholders, which was premised on a total enterprise value of $105.0 million, recent customer feedback, cash position relative to loan covenants and the Nasdaq extension. The Urgently Board also discussed the risk of delisting from Nasdaq on customer relationships and transaction certainty. The Urgently Board also discussed the revised proposal from Parent and noted the difficulty of completing a transaction with Parent before the Nasdaq delisting and the likely demands of debtholders for higher consideration. Following this discussion, the Urgently Board determined to allow for the automatic extension of exclusivity with Party A and instructed its management and advisors to continue to negotiate with Party A.

From February 19 through February 27, 2026, representatives of Urgently and Party A, along with their respective advisors, continued to negotiate the merger agreement, focusing on customer-retention closing conditions. During this time the 2022 Convertible Noteholders also entered into the 2022 Convertible Notes Agreement. Urgently management and Urgently’s advisors also continued to negotiate the Ninth Amendment (as defined below) and the MidCap Amendment (as defined below).

On February 22, 2026, representatives of Evercore contacted representatives of Pericles to reaffirm Parent’s continued interest in acquiring Urgently, and Pericles notified Evercore that Urgently was unable to engage due to the exclusivity period with Party A.

On February 27, 2026 representatives of Wilson Sonsini, at the instruction of the Transaction Committee, negotiated the remaining merger agreement issues with legal counsel to Party A. That day, the Urgently Board held a meeting also attended by members of management and representatives of Pericles, Alchemy and Wilson Sonsini. At the meeting, the Urgently Board reviewed due diligence status and open issues in the merger agreement, including the customer-retention closing condition, which the Urgently Board deemed unacceptable given the risks related to transaction execution and closing certainty. The Urgently Board discussed exclusivity termination rights based on Party A’s insistence on non-customary closing conditions related to customer retention, given Urgently’s liquidity needs and impending Nasdaq delisting.

On February 28, 2026, the Urgently Board held a meeting, also attended by members of management and representatives of Pericles, Alchemy and Wilson Sonsini. The Urgently Board received an update on the negotiations with Party A and their continued insistence on customer-retention conditionality in the definitive agreement and the associated closing risk. The Urgently Board weighed terminating exclusivity with Party A to engage with Parent, noting Party A’s deviation from the letter of intent and market norms, Urgently’s pressing liquidity needs and the looming Nasdaq delisting deadline. Following discussion, the Urgently Board approved terminating exclusivity with Party A and re-engaging with Parent. Following the meeting, Urgently notified Party A that exclusivity was terminated and notified Parent that Urgently desired to reengage in negotiations. Later that day, representatives of Parent submitted to the Urgently Board a revised proposal, with a total enterprise value of $115.0 million, and a 10-day exclusivity period and a target signing date of March 13, 2026.

Between February 28 and March 12, 2026, representatives of Parent, including its advisors and subject matter experts, conducted due diligence on Urgently’s business and exchanged supplemental requests and responses on follow-up inquiries with representatives of Urgently.

On March 2, 2026, representatives of Wilson Sonsini sent the draft merger agreement to representatives of Parent and Morgan Lewis.

Also on March 2, 2026, representatives of management, Alchemy, Pericles, Parent and Evercore held a teleconference to align on diligence and documentation timelines and discussed proposed final concessions to request from the 2L Lenders and 2022 Convertible Noteholders to ensure a premium for Urgently’s stockholders.

On March 3, 2026, representatives of Wilson Sonsini sent a revised draft of the merger agreement to counsel to Party A. Also on March 3, 2026, representatives of Morgan Lewis provided to representatives of Wilson Sonsini a written list of issues related to the draft merger agreement, which did not include conditionality related to customer retention that had been raised by Party A.

Also on March 3, 2026, representatives of Urgently and Parent held a discussion regarding the potential synergies between Urgently and Parent.

On March 4, 2026, representatives of Company management, Alchemy, Pericles and Evercore held a teleconference to review the open issues in the draft merger agreement provided by Parent. Later that day, representatives of Wilson Sonsini and Morgan Lewis also held a teleconference to further discuss these issues. Also later that day, representatives of Wilson Sonsini provided revisions to the Ninth Amendment to counsel to the 2L Lenders, and representatives of Wilson Sonsini and counsel to MidCap exchanged revised drafts of the MidCap Amendment.

On March 5, 2026, Parent submitted a nonbinding letter of intent to acquire Urgently for $115 million in total enterprise value, with exclusivity through March 15, 2026.

Also on March 5, 2026, the Urgently Board held a meeting also attended by members of management and representatives of Pericles, Alchemy and Wilson Sonsini. At the meeting, the Urgently Board discussed entering into the nonbinding letter of intent with Parent, which included exclusivity through March 13, 2026. The Urgently Board discussed Party A’s insistence on customer-retention conditionality in the Merger Agreement, its unwillingness to increase the price of its offer, and Parent’s readiness to transact quickly. Representatives of Pericles and Alchemy discussed with the Urgently Board recent engagement with the 2L Lenders and their support of Urgently’s strategy. Following discussion, the Urgently Board approved exclusivity with Parent through March 13, 2026 and directed management to execute the letter of intent and negotiate the definitive agreement for review by the Urgently Board.

Later on March 5, 2026, Urgently and Parent entered into the nonbinding letter of intent, with exclusivity through March 13, 2026.

Between March 7 and March 12, 2026, representatives of Morgan Lewis and Wilson Sonsini (i) exchanged a series of revised drafts of the Merger Agreement and held a series of discussions to negotiate various provisions of the Merger Agreement, including representations and warranties, covenants, non-solicitation obligations, termination rights and the amount of the termination fee and (ii) exchanged a series of revised drafts of the ancillary agreements to be delivered in connection with the Merger Agreement, including (a) the form of Tender and Support Agreement, (b) an omnibus amendment to the 2022 Convertible Notes Agreement (the “2022 Convertible Notes Omnibus Amendment”) to settle the 2022 Convertible Notes and waive the change of control premium in exchange for an amendment fee equal to 2% of the principal amount of the 2022 Convertible Notes and a $1 million waiver fee, and (c) the Ninth Amendment and MidCap Amendment.

On March 12, 2026, representatives of Parent notified representatives of Pericles that their proposed total enterprise value of $115 million included an assumed $5 million of certain liabilities, which, following discussion among Pericles and Parent, resulted in an increase in the price per share to Urgently’s stockholders to $5.50. The final Merger Agreement provided for a $5.50 per share cash Offer Price and a $3.0 million termination fee.

Also on March 12, 2026, the Urgently Board held a meeting, with members of management, and representatives of Pericles, Alchemy and Wilson Sonsini attending. Representatives of Wilson Sonsini reviewed with the Urgently Board its fiduciary duties in connection with evaluating strategic alternatives, including the proposed transaction with Parent, and provided an update on the merger agreement and related documents.

Also on March 12, 2026, Urgently and the 2022 Convertible Noteholders entered into the 2022 Convertible Notes Omnibus Amendment.

Later on March 12, 2026, representatives of Parent and Urgently, together with their respective advisors, held a meeting to discuss the remaining unresolved items in the Merger Agreement.

On March 13, 2026, the Transaction Committee held a meeting, with members of the Urgently management and representatives of Pericles, Alchemy and Wilson Sonsini attending. Representatives of Pericles reviewed with the Urgently Board the financial analyses conducted by Pericles, summarized below under “Opinion of Urgently’s Financial Advisor”. Following discussion, the Transaction Committee unanimously (i) determined that the terms of the Offer, the Merger and the Transactions are fair to, and in the best interests of, Urgently and its stockholders, and (ii) recommended that the Urgently Board, (a) determine that it is in the best interests of Urgently and its stockholders, and declare advisable, to enter into the Merger Agreement, (b) determine that the terms of the Merger Agreement and the Transactions are fair to, and in the best interests of, Urgently and its stockholders, (c) approve the execution and delivery by Urgently of the Merger Agreement, the performance by Urgently of its covenants and agreements contained therein and the consummation of the Offer, the Merger and the Transactions upon the terms and subject to the conditions contained in the Merger Agreement, and (d) recommend that Urgently’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

Immediately thereafter, the Urgently Board held a meeting, with members of management and representatives of Pericles, Alchemy and Wilson Sonsini attending. During the meeting, representatives of Pericles rendered its oral opinion, subsequently confirmed by delivery of its written opinion dated March 13, 2026 (the “Pericles Opinion”), to the Urgently Board that, as of the date of Pericles’ written opinion and based upon and subject to the factors and assumptions set forth in the Pericles Opinion, the Offer Price to be paid to the holders of Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Following discussion, after considering various factors, including those described in this Item 4 under the heading “Recommendation of the Transaction Committee and the Urgently Board,” the Urgently Board (i) determined that it is in the best interests of Urgently and its stockholders, and declared advisable, to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement and the Transactions are fair to, and in the best interests of, Urgently and its stockholders, (iii) approved the execution and delivery by Urgently of the Merger Agreement, the performance by Urgently of its covenants and agreements contained therein and the consummation of the Offer, the Merger and the Transactions upon the terms and subject to the conditions contained in the Merger Agreement, and (iv) resolved to recommend that Urgently’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

Later on March 13, 2026, the parties executed the Merger Agreement and the Tender and Support Agreements, and Urgently entered into the Ninth Amendment and the MidCap Amendment. Following the conclusion of stock market trading that day, Parent and Urgently issued a joint press release announcing the parties’ entry into the Merger Agreement and the forthcoming Offer.

On March 30, 2026, Purchaser commenced the Offer and Urgently filed its Schedule 14D-9.

11. Purpose of the Offer and Plans for the Company; Transaction Documents

Purpose of the Offer and Plans for the Company.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. All Shares acquired by Offeror pursuant to the Offer will be retained by Offeror pending the Merger. If the Offer is successful, Offeror intends to consummate the Merger as promptly as practicable after the consummation of the Offer.

If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated but you do not tender your Shares, you will no longer have an equity interest in the Company, and instead will only have the right to receive the Offer Price or, to the extent you are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which you are entitled in accordance with Section 262 of the DGCL. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of the Company.

Merger without a Stockholder Vote

If the Offer is consummated, we will not seek the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for all of the outstanding stock of a corporation that had a class or series of stock that was listed on a national securities exchange immediately prior to execution of the merger agreement, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without a vote of the stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the Merger without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Plans for the Company

At the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Company will be amended and restated in their entirety pursuant to the terms of the Merger Agreement. Offeror’s directors as of immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Corporation shall be designees of Parent, as set forth in the Merger Agreement, until their respective successors are duly appointed, or until their resignation or removal.

Parent and Offeror are conducting a detailed review of the Company and its assets, corporate structure, capitalization, indebtedness, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Offeror will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization, indebtedness and management with a view to optimizing development of the Company’s potential in conjunction with the Company’s or Parent’s existing businesses. Possible changes could include changes in the Company’s business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and Parent, Offeror and, after completion of the Offer and the Merger, the reconstituted Company Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.

Except as disclosed in this Offer to Purchase, Parent and Offeror do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or the purchase, sale or transfer of a material amount of assets of the Company.

THE MERGER AGREEMENT

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which is incorporated herein by reference. Capitalized terms used in this Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement,” but not defined herein have the respective meanings given to them in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning the Company—Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

The Offer.

The Merger Agreement provides that Offeror will (and Parent will cause Offeror to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer and that, upon the terms and subject to the conditions of the Merger Agreement and the Offer, including the satisfaction or waiver of all of the Offer Conditions described in Section 13—“Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will (and Parent will cause Offeror to), promptly following the expiration of the Offer (as it may be extended in accordance with the Merger Agreement), accept for payment and pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer. Pursuant to the terms of the Merger Agreement, unless extended in accordance with the Merger Agreement, the Offer will expire at midnight, Eastern Time, on the date that is twenty business days (determined pursuant to Rule 14d-1(g)(3) promulgated under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer.

Offeror expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that pursuant to the terms of the Merger Agreement, without the prior written consent of the Company in its sole discretion, Offeror may not (and Parent shall not permit Offeror to) (i) amend, modify or waive the Minimum Condition, or any of the conditions set forth in clause (b) of Schedule A to the Merger Agreement, or (ii) make any change in the terms of or conditions to the Offer that (a) changes the form of consideration to be paid in the Offer, (b) decreases the Offer Price or the number of Company Shares sought in the Offer, (c) extends the Offer, other than in a manner required by the applicable provisions of the Merger Agreement, (d) imposes conditions to the Offer other than the Minimum Condition and the other conditions set forth on Schedule A of the Merger Agreement, (e) modifies the conditions set forth in Schedule A of the Merger Agreement or (f) amends any other term of or condition to the Offer in any manner that is adverse to the holders of Company Shares. Under certain circumstances, Parent and Offeror may terminate the Merger Agreement and the Offer, but Parent and Offeror are prohibited from terminating or withdrawing the Offer prior to any then-scheduled expiration of the Offer unless the Merger Agreement has been validly terminated in accordance with its terms.

Unless the Offer is extended pursuant to and in accordance with the Merger Agreement, the Offer shall expire at midnight, Eastern time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with the Merger Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended. Notwithstanding anything to the contrary set forth in the Merger Agreement, without the consent of the Company: (a) Offeror shall (and Parent shall cause Offeror to) extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq, in any such case, which is applicable to the Offer; (b) in the event that any of the Minimum Condition or the other conditions set forth on Schedule A to the Merger Agreement have not been satisfied or waived as of any then scheduled expiration of the Offer, Offeror shall (and Parent shall cause Offeror to) extend the Offer for successive extension periods of up to ten (10) business days each in order to further seek to satisfy the Minimum Condition or the other conditions set forth on Schedule A to the Merger Agreement; and (c) without limiting the other applicable terms of the Merger Agreement, in the event that an Acquisition Proposal (as defined herein) shall have been publicly announced or shall have been publicly disclosed (or any material amendment to any such Acquisition Proposal shall have been publicly announced or shall have been publicly disclosed) and, in any such case, shall not have been publicly withdrawn or otherwise abandoned as of any then scheduled expiration of the Offer, Offeror shall, at the request of the Company, extend the Offer for an extension period of ten (10) business days (it being understood and agreed that Offeror shall not be required to extend the Offer pursuant to this clause (c) on more than one occasion); provided, however, that any such extension pursuant to the immediately preceding clauses shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate the Merger Agreement pursuant to the terms thereof. Offeror may extend the Offer at any time without the consent of the Company in order to further seek to satisfy the Minimum Condition or the other conditions set forth on Schedule A to the Merger Agreement. Neither Parent nor Offeror shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than pursuant to and in accordance with the applicable provisions of the Merger Agreement without the prior written consent of the Company. Neither Parent nor Offeror shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless the Merger Agreement is validly terminated in accordance with its terms, in which case Offeror shall (and Parent shall cause Offeror to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) business day) after such termination of the Merger Agreement.

Recommendation.

Pursuant to the Merger Agreement, the Company has represented that the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”) are fair to, and in the best interests of, the Company and its stockholders, (iii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company stockholders accept the Offer and tender their Shares to Offeror pursuant to the Offer (the “Company Board Recommendation”).

The Merger.

The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the applicable provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, (a) Offeror will be merged with and into the Company; (b) the separate corporate existence of Offeror will cease; and (c) the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote on the adoption of the Merger Agreement by the holders of shares of the Company Common Stock. The parties agree to take all necessary and appropriate action to cause the Merger to become, and that the Merger shall become, effective as soon as practicable following the consummation

(within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL. Upon the terms and subject to the conditions set forth in the Merger Agreement, on the date of the Merger Closing, Parent, Offeror and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Offeror and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”). The consummation of the Merger will take place at a Merger Closing to occur (a) remotely via the electronic exchange of documents, as soon as practicable following the expiration of the Offer and such time as Offeror shall (and Parent shall cause Offeror to) accept for payment, and pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) (as it may be extended in accordance with the Merger Agreement (such time, the “Acceptance Time”), and in any case no later than the second business day after the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the last to be satisfied or waived of the conditions to the Merger Closing set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of such conditions); or (b) at such other time, location and date as Parent, Offeror and the Company mutually agree in writing.

Charter, Bylaws, Directors, and Officers.

The Merger Agreement provides that at the Effective Time subject to the terms of the Merger Agreement, (i) the certificate of incorporation of the Company will be amended and restated in its entirety to be in the form set forth on Exhibit A to the Merger Agreement, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and (ii) the bylaws of the Surviving Corporation will be amended and restated in its entirety to be in the form set forth on Exhibit B to the Merger Agreement, and such amended and restated bylaws shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws. The Merger Agreement further provides that at the Effective Time, (x) the directors of Offeror as of immediately prior to the Effective Time are the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or until their resignation or removal and (y) the officers of the Surviving Corporation immediately following the Effective Time shall be as set forth on Schedule 3.6(b) to the Merger Agreement, until their respective successors are duly appointed, or until their resignation or removal.

Effect of the Merger on Capital Stock.

At the Effective Time:

•

each share of Common Stock, par value $0.001 per share, of Offeror that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of Common Stock of Offeror will thereafter represent ownership of shares of common stock of the Surviving Corporation;

•

each share of Company Common Stock that is (a) held by the Company as treasury stock; (b) owned by Parent or Offeror; or (c) owned by any direct or indirect wholly owned subsidiary of Parent or Offeror as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

•

each Share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the Merger Consideration.

Treatment of Equity Awards.

Parent will not assume any Company RSU Awards. At the Effective Time, each Company RSU Award outstanding as of immediately prior to the Effective Time will, without any action on the part of Parent, Offeror, the Company or the holder thereof, accelerate vesting in full and be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the Offer Price by (ii) the total number of shares of Company Common Stock subject to such Company RSU Award (such amount in cash, the “Company RSU Award Consideration”). The payment of the Company RSU Award Consideration will be subject to withholding for all required taxes. As of the Effective Time, all Company RSU Awards shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company RSU Award shall cease to have any rights with respect thereto, except the right to receive the Company RSU Award Consideration.

Parent will not assume any Company Options. At the Effective Time, each Company Option outstanding and unexercised as of immediately prior to the Effective Time will, without any action on the part of Parent, Offeror, the Company or the holder thereof, accelerate vesting in full and be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount, if any, by which the Offer Price exceeds the exercise price per share attributable to such Company Option by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (such amount in cash, the “Company Option Consideration”). Notwithstanding the foregoing, with respect to any Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Offer Price, such Company Options will be cancelled without any cash payment or other consideration being made in respect thereof. The payment of the Company Option Consideration will be subject to withholding for all required taxes. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Company Option Consideration.

Representations and Warranties.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Offeror with respect to, among other matters, its organization and good standing, corporate power and enforceability, approval of the Company Board and the Company stockholders, the fairness opinion of the Company’s financial advisor in connection with the Transactions, state takeover laws, non-contravention, requisite government approvals, the Company’s capitalization, the Company’s subsidiaries, Company SEC reports, Company financial statements, internal controls and indebtedness, no undisclosed liabilities, absence of certain changes, the Company’s material contracts, real property, environmental matters, intellectual property, tax matters, employee plans, labor matters, permits, compliance with laws, legal proceedings and orders, insurance, related person transactions, brokers’ fees and material customers and suppliers. Each of Parent and Offeror has made customary representations and warranties to the Company with respect to, among other matters, its organization and good standing, corporate power and enforceability of the Merger Agreement, non-contravention, requisite governmental approvals, legal proceedings and orders, ownership of Company capital stock, brokers’ fees, the absence of any vote of Parent’s stockholders to approve the Transactions, financial capability, the absence of stockholder and management arrangements, “foreign person” and related matters, the inapplicability of the certain data security laws to Parent and Offeror.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or a “Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material

Adverse Effect,” as it relates to the Company (a “Company Material Adverse Effect”), means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (ii) would reasonably be expected to prevent or materially impair or delay the consummation of the Offer and the Merger or the ability of the Company to perform its covenants and obligations pursuant to the Merger Agreement, in each case, past the Termination Date (as defined herein). None of the following (by themselves or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)

changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(ii)

changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iii)

changes in conditions in the industries in which the Company and its subsidiaries conduct business (except to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iv)

changes in regulatory, legislative or political conditions (including the imposition or adjustment of tariffs) in the United States or any other country or region in the world (except to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(v)

any geopolitical conditions, outbreak of hostilities, civil unrest, civil disobedience, acts of war, sabotage, cyberattack, cybercrime, terrorism or military actions (including any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other governmental authority or the declaration by the United States or any other governmental authority of a national emergency or war (except to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vi)

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of governmental authorities) (except to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vii)

pandemics, epidemics, contagious disease outbreaks or other comparable events (or escalation or worsening of any such events or occurrences, including, in each case, the response of governmental authorities) (except, in each case, to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(viii)

any Effect, to the extent resulting from (A) the announcement of the Merger Agreement or the pendency of the Offer or the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with employees, suppliers, customers, partners, vendors, governmental authorities or any other third person, or (B) any action taken by Parent or its subsidiaries, including any communications made to any employees, suppliers, customers, partners, vendors, governmental authorities or any other third person;

(ix)	any action taken by the Company in accordance with the terms of the Merger Agreement expressly to comply with the Company’s obligations to Parent or Offeror hereunder;

(x)

any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including by email) following the date of the Merger Agreement;

(xi)

changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing), changes in the regulatory accounting requirements applicable to any industry in which the Company and its subsidiaries operate, or any action taken for the purpose of complying with GAAP or any Law (including any action taken or not taken as required by any Law, governmental authority or otherwise to respond to the impact, presence, outbreak or spread of any pandemic, epidemic, contagious disease outbreaks or other comparable event) (except, in each case, to the extent that such Effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(xii)

changes in the price or trading volume of the Company Common Stock or indebtedness of the Company, in each case in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii)

any failure, in and of itself, by the Company and its subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiv)	the availability or cost of equity, debt or other financing to Parent, Offeror or any of their respective affiliates;

(xv)

any Transaction litigation or any other legal proceeding threatened, made or brought by any of the current or former Company stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board in connection with, arising from or otherwise relating to the Offer or the Merger; or

(xvi)	the identity of, or any facts or circumstances relating to, Parent or Offeror or their respective affiliates or financing sources.

The representations, warranties and covenants contained in the Merger Agreement have been made by each party to the Merger Agreement for the sole benefit of the other parties, and those representations, warranties and covenants should not be relied on by any other person as characterizations of facts or circumstances as of the date of the Merger Agreement or as of any other date. In addition, those representations, warranties and covenants:

•	have been made only for purposes of the Merger Agreement;

•

with respect to the Company, have been qualified by (i) matters specifically disclosed in any forms, reports and documents filed by the Company with the SEC on or after November 15, 2025 and prior to the date of the Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures made to Parent and Offeror in the disclosure letter delivered in connection with the execution of the Merger Agreement (the “Company Disclosure Letter”) —such information modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger (except as otherwise stated in the Merger Agreement);

•	have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and

•

are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to “materiality” or a “Company Material Adverse Effect,” as described above.

Covenants; Conduct of Business.

The Merger Agreement obligates the Company and each of its subsidiaries during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the (i) termination of the Merger Agreement pursuant to its terms and (ii) Acceptance Time (the “Pre-Closing Period”) to, except as disclosed in the Company Disclosure Letter delivered in connection with the execution of the Merger Agreement, as required by Law, as expressly contemplated by the Merger Agreement or otherwise as consented to be Parent (not to be unreasonably withheld, conditioned or delayed): (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to Law; (ii) subject to the restrictions and exceptions set forth in the Merger Agreement, use its respective reasonable best efforts to conduct its business and operations in the ordinary course of business; and (iii) use its commercially reasonable efforts to (a) preserve intact its material assets, properties, contracts and business organizations; (b) keep available the services of its current officers and key employees; and (c) preserve the current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other persons with whom the Company or any of its subsidiaries has business relations, in each case solely to the extent that the Company has not, as of the date of the Merger Agreement, already notified such third person of its intent to terminate those relationships. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries during the Pre-Closing Period which provide that the Company and its subsidiaries will not, except as disclosed in the disclosure schedule delivered in connection with the execution of the Merger Agreement, as required by applicable law, as expressly contemplated by the Merger Agreement or otherwise as consented to by Parent (not to be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change its amended and restated certificate of incorporation (the “Charter”), its bylaws (the “Bylaws”) or any other similar organizational document;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

sell, transfer, lease, sublease or license to any person, in a single transaction or series of related transactions, any of its material properties or assets except (A) pursuant to contracts in force on the date of the Merger Agreement, (B) transfers among the Company and its subsidiaries, (C) sales or dispositions of inventory or tangible personal property in the ordinary course of business or (D) with respect to Company owned intellectual property, non-exclusive licenses in the ordinary course of business;

•	enter into a new category of product line or abandon or discontinue any material existing category of product line;

•

amend, terminate or allow to lapse (without renewal of a similar permit) any material permits of the Company or any of its subsidiaries in a manner that materially and adversely impacts the ability of the Company or any of its subsidiaries to conduct its business;

•

issue, sell, or deliver, or agree or commit to issue, sell or deliver, any Company securities (whether through the issuance or granting of options, restricted stock, restricted stock units, warrants, commitments, subscriptions, rights to purchase, any equity or equity-based instruments, or otherwise), except (i) the issuance, delivery or sale of shares of Company Common Stock pursuant to Company RSU Awards or, to the extent outstanding as of the date hereof, Company Options or pursuant to the ESPP in accordance with their terms or (ii) the issuance of new Company RSU Awards in an amount not to exceed the maximum amount available under the compensatory plan set forth in the Company Disclosure Letter (the “Company Equity Plans”); or (iii) as required by any Company benefit plan in effect on the date of the Merger Agreement (including any offer letters or similar agreements entered into or extended as of the date of the Merger Agreement);

•

directly or indirectly acquire, repurchase or redeem any securities, except for (i) with respect to Company securities pursuant to the terms and conditions of Company RSU Awards or Company Options outstanding as of the date of the Merger Agreement in accordance with their terms or to otherwise satisfy tax obligations with respect to awards granted pursuant to Company Equity Plans or pay the exercise price of Company Options; or (ii) transactions between the Company and any of its direct or indirect subsidiaries;

•

acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein or enter into any joint venture, partnership, limited liability corporation or similar arrangement with any third person;

•	acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;

•

adjust, split, subdivide, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned subsidiary of the Company to the Company or one of its other wholly owned subsidiaries; (iii) pledge or encumber any shares of its capital stock or other equity or voting interest (other than permitted liens); or (iv) modify the terms of any shares of its capital stock or other equity or voting interest;

•

incur or assume any indebtedness or issue any debt securities (or guarantee any indebtedness of any other person), except (A) any short-term indebtedness, in an amount not to exceed the amount that is reasonably necessary, as determined by the Company Board in good faith, to fund the operations of the business through the Merger Closing or to prevent any default, event of default or breach of any liquidity covenant, financial covenant or similar requirement under the Company loan agreements (it being understood that prior to incurring any such indebtedness pursuant to this clause (A), the Company shall first consult with Parent in good faith and provide Parent a reasonable opportunity to provide such indebtedness on the same economic terms) provided that in no event, pursuant to this clause (A), shall the Company and its subsidiaries, taken as a whole, incur indebtedness in excess of indebtedness outstanding as of the date of the Merger agreement in an amount exceeding $5,000,000 in the aggregate; (B) for loans or advances between subsidiaries of the Company or between the Company and subsidiaries; (C) obligations incurred in connection with treasury management services and other obligations incurred pursuant to business credit cards, purchasing or p-cards in the ordinary course of business; (D) obligations in respect of letters of credit, bankers’ acceptances and similar obligations incurred in the ordinary course of business; and (E) indebtedness incurred pursuant to the Company loan agreements; (ii) make any loans, advances or capital contributions to any other person, except for (A) extensions of credit to customers; and (B) for loans or advances between subsidiaries of the Company or between the Company and its subsidiaries and capital contributions in wholly owned subsidiaries of the Company; or (iii) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereon (other than permitted liens);

•

except (i) in order to comply with Law, (ii) as required pursuant to the terms of any Company benefit plan in effect on the date of the Merger Agreement, (iii) as provided in the Merger Agreement or (iv) pursuant to the proposed budget set forth in the Company Disclosure Letter, (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting, payment or funding of any compensation, or benefits under, any Company benefit plan; (B) grant to any service provider whose annual base cash compensation exceeds $150,000 any increase in cash compensation, bonus or fringe or other benefits, or, in the case of any such service provider whose annual base cash compensation does not exceed $150,000, grant any such increase (in each case other than in the ordinary course of business); (C) grant to any service provider any increase in change in control, retention, severance or termination pay; (D) enter into any employment, consulting, change in control, retention, severance or termination agreement with any service provider (other than with newly-hired non-officer employees or consultants in the ordinary course of business, or to replace personnel terminated for cause or who resign voluntarily); or (E) terminate any employee of the Company or any of its subsidiaries with an annual base cash compensation in excess of $250,000, other than terminations for cause or in the ordinary course of business;

•

settle, release, waive or compromise any pending or threatened material legal proceeding, except for the settlement of any legal proceedings (i) solely for monetary damages in an amount (1) not in excess of $250,000 or (2) that does not exceed the amount reflected or reserved against in the consolidated balance sheet (and the notes thereto) of the Company and its consolidated subsidiaries as of December 31, 2025, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2025; or (ii) settled in compliance with the terms of the Merger Agreement;

•

except as required by Law or GAAP, (i) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (ii) make any change in any of its accounting principles or practices;

•

make or change any material tax election; (ii) settle or compromise any material tax claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment or (iv) file any amended tax return that reflects a material increase in tax liability;

•

incur, authorize or commit to incur any material capital expenditures other than (A) consistent in all material respects with the capital expenditure budget set forth in the Company Disclosure Letter; (B) pursuant to obligations imposed by material contracts or leases; or (C) pursuant to agreements in effect prior to the date of the Merger Agreement; (ii) enter into, modify, amend or terminate any contract that if so entered into, modified, amended or terminated would be a “material contract” required to be disclosed pursuant to the terms of the Merger Agreement, other than (x) renewals, amendments or entering into of any material contract with any customer, partner or third party supplier in the ordinary course of business, provided that no such amendment will include any of the provisions described in clauses (iii) or (xvii) of the definition of “material contract” set forth herein; (iii) maintain insurance at less than current levels; (iv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or (v) effectuate a “plant closing,” “mass layoff” (each as defined in the United States Worker Adjustment and Retraining Notification Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; or

•	enter into or agree or commit to enter into a contract to take any of the foregoing actions.

Stockholder Approval.

If the Offer is consummated and as a result Offeror owns Shares, together with any Shares then owned by Offeror that represent a majority of all then-outstanding Shares, we will not seek the approval of the Company’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation (as defined in Section 251(h) of the DGCL) of a successful tender offer for all of the outstanding shares of a corporation that had a class or series of stock that was listed on a national securities exchange immediately prior to execution of the merger agreement, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the Parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger Closing will take place as soon as practicable after the consummation of the Offer without a meeting or vote of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.

No Solicitation.

The Company has agreed to, subject to the limitations and terms specified in the Merger Agreement, immediately cease and cause to be terminated any discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any person and its Representatives relating to an Acquisition Transaction (as defined herein). The Company further agreed, unless the Company had already so requested, to promptly (and in any event within two (2) business days) following the date of the Merger Agreement, request that each person (other than Parent and its Representatives) that has executed a Confidentiality Agreement (as defined herein) in connection with its consideration of an Acquisition Transaction promptly return or destroy, in accordance with the terms of such Confidentiality Agreement, all non-public information furnished to such person by or on behalf of the Company or its subsidiaries prior to the date of the Merger Agreement. Subject to the applicable terms of the Merger Agreement, during the Pre-Closing Period, the Company and its subsidiaries, and their respective directors and executive officers, will not, and the Company will not authorize or direct any of its or its subsidiaries’ other employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal; (ii) furnish to any person or group (other than Parent, Offeror or any of their respective Representatives) any non-public information relating to the Company or any of its subsidiaries or afford to any person or group (other than Parent, Offeror or any of their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case in connection with any Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal, or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any person or group with respect to an Acquisition Proposal or with respect to any inquiries from third persons relating to the making of an Acquisition Proposal (other than informing such persons of the applicable restrictions in the Merger Agreement) or discussing any Acquisition Proposal made by any person or group with such person or group solely to the extent necessary to clarify the terms of the Acquisition Proposal); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than, in each case, an acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); (vi) approve any transaction, or any third party becoming an “interested stockholder” under Section 203 of the DGCL; or (vii) authorize or commit to do any of the foregoing. During the Pre-Closing Period, the Company will enforce, and will not waive, any provision of any “standstill” or confidentiality agreement, other than any such provision that prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof).

Notwithstanding anything to the contrary in the Merger Agreement, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Company financial advisors), (i) participate or engage in discussions or negotiations with; (ii) subject to an acceptable confidentiality agreement, (1) furnish any non-public information relating to the Company or any of its subsidiaries to or (2) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries to; or (iii) otherwise facilitate the making of a Superior Proposal (as defined herein) by, in each case, any person or group or their respective Representatives (including sources of financing) that has made, renewed or delivered to the Company a bona fide Acquisition Proposal after the date of the Merger Agreement that was not solicited in material breach of the applicable provisions in the Merger Agreement. The Company and the Company Board (or a committee thereof) may only take the actions contemplated by the preceding sentence if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the failure to take the actions contemplated by the non-solicitation provisions of the Merger Agreement could reasonably be expected to be inconsistent with its fiduciary duties pursuant to law. During the Pre-Closing Period, the Company will promptly make available to Parent and its Representatives any non-public information concerning the Company and its subsidiaries that is provided to any such person or its Representatives that was not previously made available to Parent.

During the Pre-Closing Period, the Company will promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing if an Acquisition Proposal is, to the knowledge of the Company (which, for this purpose, will be deemed to include each member of the Company Board and will not be deemed to be only as of the date of the Merger Agreement), received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (a) the identity of the person or group making such proposal, or request; and (b) a summary of the material terms and conditions of such proposal or request and, if in writing, an unredacted copy thereof. Thereafter, the Company must keep Parent reasonably informed, on a current basis, of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations.

Other than as explicitly set forth in the Merger Agreement, at no time after the date of the Merger Agreement may the Company Board (or a committee thereof): (a) make a Company Board Recommendation Change (as defined herein) or (b) cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement.

Notwithstanding anything to the contrary set forth in the Merger Agreement, other than in connection with a written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event (as defined herein) if and only if: (i) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties pursuant to Law; (ii) the Company has provided prior written notice to Parent at least three business days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to the applicable terms of the Merger Agreement, which notice will describe the Intervening Event in reasonable detail; and (iii) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, until 5:00 P.M., Eastern time, at the end of such three business day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and the Transaction Documents so that the Company Board (or a committee thereof) no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event could reasonably be expected to be inconsistent with its fiduciary duties pursuant to Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board (or a committee thereof) regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation).

Notwithstanding anything to the contrary set forth in the Merger Agreement, if the Company has received a written Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board (or a committee thereof) may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal or (B) authorize the Company to terminate the Merger Agreement pursuant to its terms to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if: (i) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties pursuant to Law; (ii) the Company has complied with its obligations pursuant to the non-solicitation provisions of the Merger Agreement with respect to such Acquisition Proposal; (iii) the Company has provided prior written notice to Parent at least three business days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement pursuant to its terms, which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the person or group making such Acquisition Proposal, the material terms of such Acquisition Proposal and include copies of all relevant documents relating to such Acquisition Proposal; and prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, until 5:00 P.M., Eastern time, on the last day of the Notice Period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and the Transaction Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (B) permitted Parent and its Representatives to make a presentation to the Company Board (or a committee thereof) regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the applicable requirements of the Merger Agreement with respect to such new written notice (with the “Notice

Period” in respect of such new written notice being two business days; and (b) at the end of the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel) reaffirmed its determination that such Acquisition Proposal is a Superior Proposal.

For purposes of the Merger Agreement, “Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by Parent or Offeror) to the Company, or the Company Board (or any committee thereof) to engage in an Acquisition Transaction.

For purposes of the Merger Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the Offer and the Merger) involving: (i) any direct or indirect purchase or other acquisition by any person or group (other than Parent or Offeror or any of their affiliates, or any group that includes Parent or Offeror or any of their affiliates), whether from the Company or any other person, that would result in such person or group beneficially owning, or having the right to beneficially own, securities (including securities that could be converted into or exercised or exchanged for securities) representing more than 15 percent of the total outstanding voting power or equity securities of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning securities (including securities that could be converted into or exercised or exchanged for securities) representing more than 15 percent of the total outstanding voting power or equity securities of the Company after giving effect to the consummation of such tender offer or exchange offer; (ii) any issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or “group” of persons (as defined in Section 13(d)(3) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15 percent or more of the total voting power or equity securities of the Company; (iii) any direct or indirect purchase, exclusive license or other acquisition by any person or group (other than Parent or Offeror or any of their affiliates, or any group that includes Parent or Offeror or any of their affiliates) of business or assets constituting or accounting for more than 15 percent of the consolidated revenue, net income or assets of the Company and its subsidiaries, taken as a whole; or (iv) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its subsidiaries whose business accounts for more than 15 percent of the consolidated revenue, net income or assets of the Company and its subsidiaries, taken as a whole) pursuant to which any person or group (other than Parent or Offeror or any of their affiliates, or any group that includes Parent or Offeror or any of their affiliates) would hold securities representing more than 15 percent of the total outstanding voting power or equity securities of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction.

For purposes of the Merger Agreement, “Company Board Recommendation Change” means any action by the Company Board to (a) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (b) adopt, approve, declare advisable, agree to accept, endorse, recommend or submit or agree to submit to a vote of the Company stockholders any Acquisition Proposal, or propose publicly to do any of the foregoing; (c) fail to make, or withdraw, qualify, modify or amend the Company Board Recommendation (or recommend an Acquisition Proposal), (d) make any public statement, filing or release inconsistent with the Company Board Recommendation, (e) fail to publicly reaffirm the Company Board Recommendation within three (3) business days of the occurrence of a material event or development and after Parent so requests in writing (it being understood that the Company will not be obligated to affirm the Company Board Recommendation on more than two occasions); (f) take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 5:30 P.M., Eastern time, on the 10th business day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of the applicable terms of the Merger Agreement); or (g) fail to include the Company Board Recommendation in the Schedule 14D-9, it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (2) the delivery, in itself, by the Company to Parent and its Representatives of any notice contemplated by the applicable terms of the Merger Agreement or (3) the public disclosure, in itself, of the items in clauses (1) and (2) if required by Law will constitute a Company Board Recommendation Change or violate the applicable provisions of the Merger Agreement.

For purposes of the Merger Agreement, “Intervening Event” means any Effect, or any material consequence of such Effect, that (i) as of the date of the Merger Agreement was not known by, nor reasonably foreseeable to, the Company Board (or, if known, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date hereof); provided, that, for the avoidance of doubt, (x) the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates and (y) changes in and of themselves in the price of the Company Common Stock or the trading volume thereof shall, in each case, be considered known and reasonably foreseeable occurrences and (ii) does not relate to an Acquisition Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Acquisition Proposal.

For purposes of the Merger Agreement, “Superior Proposal” means any written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view than the Transactions (including the Offer and the Merger) (taking into account (i) any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), which factors may include the (A) identity of the person making the proposal; (B) likelihood of consummation in accordance with the terms of such Acquisition Proposal; and (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such Acquisition Proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”

So long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in such public disclosure (other than in a customary “stop, look and listen” communication to the Company stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act), nothing in the Merger Agreement will prohibit the Company or the Company Board (or a committee thereof) from (a) taking and disclosing to the Company stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (b) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (c) informing any person of the existence of the non-solicitation provisions contained in the Merger Agreement; or (d) making any disclosure to the Company stockholders (including regarding the business, financial condition or results of operations of the Company and its subsidiaries) that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by Law.

During the Pre-Closing Period, the Company will enforce, and will not waive, any provision of any “standstill” or confidentiality agreement, other than any such provision that prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof).

Employee Benefits Matters.

From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company benefit plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from amending or terminating any such Company benefit plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to Law.

The Surviving Corporation or one of its subsidiaries will (and Parent will cause the Surviving Corporation or one of its subsidiaries to) continue the employment of all employees of the Company and its subsidiaries as of immediately following the Effective Time by taking such actions, if any, as are required by Law. After the Effective Time and ending on the one (1) year anniversary thereof, or, if earlier, until the date of termination of the continuing employee, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) either (i) maintain for the benefit of each continuing employee the Company benefit plans and any other employee benefit plans or other compensation (other than transaction-related incentives, change-in-control arrangements, long-term incentive compensation, severance benefits and the opportunity to participate in equity-based benefits) (the “Excluded Benefits”) of the Surviving Corporation or any of its subsidiaries (the “Company Plans”) on terms and conditions that are substantially comparable in the aggregate to such benefits provided to similarly situated employees of Parent; (ii) provide compensation and benefits (other than the Excluded Benefits) to each continuing employee that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits (other than the opportunity to participate in equity-based benefits and individual employment agreements) provided to similarly situated employees of Parent (“Comparable Plans”); or (iii) provide some combination of Company Plans and Comparable Plans such that each continuing employee receives compensation and benefits (other than the Excluded Benefits) that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits (other than the Excluded Benefits) provided to similarly situated employees of Parent. In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the Effective Time for any continuing employee employed during that period.

At or after the Effective Time, Parent will, or will cause the Surviving Corporation or any other subsidiary of Parent to, use commercially reasonable efforts to cause to be granted to the continuing employees credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent will, or will cause the Surviving Corporation or any other subsidiary of Parent to, use commercially reasonable efforts to provide that (i) each continuing employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Plan in which such continuing employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any continuing employee, Parent will, or will cause the Surviving Corporation or any subsidiaries of Parent to, cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such continuing employee and his or her covered dependents, and Parent will, or will cause the Surviving Corporation or any subsidiaries of Parent to, cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such continuing employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such continuing employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such continuing employee. Any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the Effective Time will be credited to such continuing employee following the Effective Time, will not be subject to accrual limits or other forfeiture and will not limit future accruals.

Notwithstanding anything to the contrary set forth in the Merger Agreement, none of the provisions of the Merger Agreement relating to Company benefit plans will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective subsidiaries to terminate any continuing employee for any reason; (ii) subject to the limitations and requirements specifically set forth in the applicable sections of the Merger Agreement, require Parent, the Surviving Corporation or any of their respective subsidiaries to maintain or continue any Company Plan or prevent the amendment, modification, suspension or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any person; or (iv) be treated as an amendment of, or undertaking to amend, any Company benefit plan.

Indemnification.

The Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its subsidiaries pursuant to any indemnification agreements between the Company and any of its subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the Charter, Bylaws and other similar organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charter, the bylaws and the other similar organizational documents of the subsidiaries of the Company, as applicable, as of the date of the Merger Agreement. During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to the applicable terms of the Merger Agreement, whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner except as required by Law.

During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by Law or pursuant to any indemnification agreements with the Company or any of its subsidiaries in effect as of the Effective Time and as set forth in the Company Disclosure Letter, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, to the extent that such legal proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (a) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (b) the Offer, the Merger, as well as any actions taken by the Company, Parent or Offeror with respect to the Offer or the Merger (including any disposition of assets of the Surviving Corporation or any of its subsidiaries that is alleged to have rendered the Surviving Corporation or any of its subsidiaries insolvent).

Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to the applicable terms of the Merger Agreement, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the connection with of such legal proceeding of the type contemplated by the Merger Agreement, (a) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified

Person’s entitlement to indemnification under the Merger Agreement with respect thereto), (b) each Indemnified Person will be entitled to retain his or her own counsel (the fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such legal proceeding, (c) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such legal proceeding, whether or not the Surviving Corporation elects to control the defense of any such legal proceeding and (d) no Indemnified Person will be liable for any settlement of such legal proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in the Merger Agreement, none of Parent, the Surviving Corporation or any of their respective affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any legal proceeding for which indemnification may be sought by an Indemnified Person pursuant to the Merger Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such legal proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to the Merger Agreement, the Surviving Corporation will not be obligated to pay annual premiums in excess of 150 percent of the amount paid by the Company for coverage for its last full fiscal year (such 150 percent amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to the Merger Agreement, the Company may purchase a prepaid “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for the Tail Policy does not exceed the Maximum Annual Premium. If the Company purchases the Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

Efforts.

Parent and Offeror, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (a) take (or cause to be taken) all actions; (b) do (or cause to be done) all things; and (c) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to Law or otherwise to consummate the Offer and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to: (i) cause the conditions to the Offer and the Merger to be satisfied; (ii) (1) seek to obtain all consents, waivers, approvals, orders and authorizations from governmental authorities; and (2) make all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the Offer and the Merger; (iii) (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any material contracts in connection with the Merger Agreement and the consummation of the Offer and the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such material contracts as of and following the consummation of the Offer and the Merger; and (iv) (1) in the case of Parent and Offeror, arrange and obtain sufficient funds to make all payments contemplated by the Merger Agreement in connection with the Offer and the Merger (including the payment of all amounts payable in connection with or as a result of the Offer and the Merger), and (2) cause the representation and warranty related to Parent’s ability to finance the Offer and the Merger to be true and correct as of the Merger Closing.

In addition to the foregoing, subject to the terms and conditions of the Merger Agreement, neither Parent or Offeror, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting the (i) consummation of the Offer or the Merger; or (ii) ability of such Party to fully perform its obligations pursuant to the Merger Agreement.

Anti-Takeover Laws.

Neither Parent nor the Company will take any action that would cause any “takeover” Law to become applicable to the Merger Agreement, the Offer or the Merger, and each of Parent, the Company and the Company Board (or a committee thereof) will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Offer or the Merger; and (b) if any “anti-takeover” Law is or becomes applicable to the Offer or the Merger, take all action within their power to ensure that the Offer and the Merger may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to eliminate or minimize the effect of such Law on the Offer or the Merger.

Access.

During the Pre-Closing Period, the Company will, and will cause its subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company and its subsidiaries solely for purposes reasonably related to the consummation of the Transactions contemplated by the Merger Agreement and the Transaction Documents, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would, upon the advice of counsel, give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a contract to which the Company or any of its subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third person the right terminate or accelerate the rights pursuant to, such contract; (d) access would result in the disclosure of any trade secrets of third persons; or (e) such documents or information are reasonably pertinent to any adverse legal proceeding between the Company and its affiliates, on the one hand, and Parent and its affiliates, on the other hand. The applicable provisions of the Merger Agreement will not be construed to require the Company, any of its subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by the applicable provisions of the Merger Agreement will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its subsidiaries or create a material risk of damage or destruction to any property or assets of the Company or its subsidiaries. Any access to the properties of the Company and its subsidiaries will be subject to the Company’s reasonable security measures, health and safety measures, and insurance requirements and the terms of its lease and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase II environmental assessments. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by the Merger Agreement. All requests for such access must be directed to the Company’s Chief Executive Officer, General Counsel or another person designated in writing by the Company.

No information or knowledge obtained by Parent or Offeror pursuant to the access provisions of the Merger Agreement or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained therein, the conditions to the obligations of the Parties to consummate the Offer and the Merger in accordance with the terms and provisions hereof or otherwise prejudice or limit in any way the rights and remedies of Parent or Offeror hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Offeror’s reliance on the representations, warranties, covenants and agreements made by the Company in the Merger Agreement.

Stock Exchange Delisting; Deregistration.

Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to Law to cause (a) the delisting of the Company Common Stock from any exchange upon which the Company’s Common Stock is listed as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Notification of Certain Matters.

During the Pre-Closing Period, each of the Company and Parent will give prompt notice to the other party upon becoming aware that any representation or warranty made by it in the Merger Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company or Parent, as applicable, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to the Merger Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the other party to consummate the Offer and the Merger to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company, on the one hand, or Parent and Offeror, on the other hand, set forth in the Merger Agreement or the conditions to the obligations of such party to consummate the Offer and the Merger or the remedies available to the Parties under the Merger Agreement.

Transaction Litigation.

During the Pre-Closing Period, the Company will provide Parent with prompt notice of all Transaction litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in the Merger Agreement, the notice contemplated by the Merger Agreement will only be delivered to counsel to Parent and may be delivered by email. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction litigation; and (c) consider in good faith Parent’s advice with respect to any Transaction litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of the Merger Agreement, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction litigation but will not be afforded any decision-making power or other authority over such Transaction litigation except for the settlement or compromise consent set forth above.

Payoff Letters; Payoff of Company Loan Agreements.

Prior to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (a) obtain customary payoff letters and lien release documentation (the “Payoff Letters”) from the lenders under the Company loan agreements (which the Company shall request of the lenders no later than ten business days prior to the anticipated date of the Merger Closing) and (b) use commercially reasonable efforts to obtain Payoff Letters from the holders of the Company’s outstanding convertible notes, in each case providing for the payoff, discharge and termination of such indebtedness on the date of the Merger Closing and the release of all guarantees by the Company or any of its subsidiaries of the obligations under the Company loan agreements or convertible notes, as applicable, in each case, other than customary indemnity obligations that expressly survive by their terms. The Payoff Letters shall reference and be consistent with, and reflect the terms agreed in, any debt settlement agreements entered into by the Company or its subsidiaries prior to or concurrently with the signing of the Merger Agreement. Notwithstanding anything to the contrary herein, in no event shall the Company or any of its subsidiaries be required to (x) cause the termination or repayment of any indebtedness of the Company and its subsidiaries unless the Merger Closing shall have occurred, or (y) incur any liability in connection with the terminations of any such indebtedness that is effective prior to the occurrence of the Merger Closing.

At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under the terms of the Company loan agreements and the Company’s outstanding convertible notes. Promptly following the Effective Time, the Company will repay and discharge such indebtedness in a manner acceptable to the Parties to the Company loan agreements and Parent.

Conditions to Consummation of the Merger.

The respective obligations of Parent, Offeror and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to Law) at or prior to the Effective Time of each of the following conditions:

•	Offeror shall have “consummated” (as defined in Section 251(h) of the DGCL) the Offer; and

•

No (i) temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Offer and the Merger will be in effect, (ii) action will have been taken by any governmental authority of competent jurisdiction, and (iii) Law will have been enacted, entered, enforced or deemed applicable to the Offer and the Merger, which in the case of each of the foregoing clauses (i), (ii) or (iii), prohibits, makes illegal or enjoins the consummation of the Merger.

Termination.

The Merger Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned, at any time before the Acceptance Time only as follows (it being understood and agreed that the Merger Agreement may not be terminated for any other reason or on any other basis):

(a)	at any time prior to the Acceptance Time by mutual written agreement of Parent and the Company;

(b)

by either Parent or the Company at any time prior to the Acceptance Time if any (i) permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Offer or the Merger is in effect, or any action has been taken by any governmental authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Offer and the Merger and has become final and non-appealable; or (ii) Law is enacted, entered, enforced or deemed applicable to the Offer or the Merger that prohibits, makes illegal or enjoins the consummation of the Offer or the Merger, except, in each case, that such right to terminate the Merger Agreement will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, judgment, order, restraint, prohibition, action or Law, that, in each case, has become final and non-appealable;

(c)	by either Parent or the Company at any time prior to the Acceptance Time if the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement and the Offer without Offeror having accepted for payment any Company Shares tendered pursuant to the Offer by 11:59 P.M., Eastern time on July 31, 2026 (such time and date, as it may be extended pursuant to the Merger Agreement, the “Termination Date”), it being understood that such right to terminate the Merger Agreement will not be available to any Party (i) whose action or failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in (a) any of the conditions to the Offer set forth in Schedule A having failed to be satisfied and such action or failure to act constitutes a material breach of the Merger Agreement or (b) the expiration or termination of the Offer in accordance with the terms of the Merger Agreement and the Offer without Offeror having accepted for payment any Company Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of the Merger Agreement or (ii) against which any legal proceeding is brought by a Party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such Party’s right to terminate the Merger Agreement shall continue throughout the pendency of such legal proceeding);

(d)

by Parent if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of a condition to the Merger Closing, except that if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate the Merger Agreement prior to the delivery by Parent to the Company of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate the Merger Agreement and the basis for such termination, it being understood that Parent will not be entitled to terminate the Merger Agreement if such breach or failure to perform has been cured prior to termination;

(e)	by Parent if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(f)

by the Company if Parent or Offeror has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to the Merger Closing, except that if such breach or failure to perform is capable of being cured by the earlier of (x) the Termination Date or (y) the then scheduled expiration date of the Offer; provided, that for purposes of this clause (y), Parent may irrevocably extend the expiration date of the Offer to the thirtieth (30th) calendar day after the written notice of such material breach in order to extend the cure period to thirty (calendar days), the Company will not be entitled to terminate the Merger Agreement prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate the Merger Agreement and the basis for such termination, it being understood that the Company will not be entitled to terminate the Merger Agreement if such breach or failure to perform has been cured prior to termination; or

(g)

by the Company at any time prior to the Acceptance Time if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company pays, or causes to be paid, to Parent or its designee amount in cash equal to $3,000,000 (the “Company Termination Fee”); and (iv) the Company has complied in all material respects with the non-solicitation provisions of the Merger Agreement with respect to such Superior Proposal.

Effect of Termination.

Any valid termination of the Merger Agreement will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties. Following the valid termination of the Merger Agreement, the Merger Agreement will be of no further force or effect without liability of any Party (or any equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, affiliate, agent or other Representative of such Party) to the other Parties, as applicable, except for those provisions that explicitly survive the termination of the Merger Agreement, in each case in accordance with their respective terms.

Nothing in the Merger Agreement will relieve any Party from any liability for fraud or willful breach of the Merger Agreement prior to the termination of the Merger Agreement (which liability the Parties acknowledge and agree (i) will not be limited to reimbursement of expenses or out-of-pocket costs; and (ii) in the case of any damages sought by the non-breaching Party, will include the benefit of the bargain lost by the non-breaching Party, taking into consideration relevant matters, including opportunity costs and the time value of money). No termination of the Merger Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which will survive the termination of the Merger Agreement in accordance with its terms.

Company Termination Fee.

Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Offer and the Merger will be paid by the Party incurring such fees and expenses whether or not the Offer or the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Depository and Paying Agent. Except as otherwise set forth in the Merger Agreement, Parent will pay or cause to be paid all (i) transfer, stamp and documentary taxes or fees; and (ii) sales, use, real and personal property transfer and other similar taxes or fees, in each case arising out of or in connection with entering into the Merger Agreement and the consummation of the Offer and the Merger.

If (a) the Merger Agreement is validly terminated (i) as a result of reaching the Termination Date (ii) as a result of a Party breaching its representations, warranties or covenants such that a Merger Closing condition is not satisfied of (iii) by Parent as a result of the Company Board (or a committee thereof) effecting a Company Board Recommendation Change; (b) at the time of such termination, the conditions to each Party’s obligations to effect the Merger have been satisfied or are capable of being satisfied and such conditions would be satisfied if the date of such termination was the Merger Closing; (c) following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement (i) as a result of reaching the Termination Date (ii) as a result of a Party breaching its representations, warranties or covenants such that a Merger Closing condition is not satisfied or (iii) by Parent as a result of the Company Board (or a committee thereof) effecting a Company Board Recommendation Change, an Acquisition Proposal has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (d) within one year of the termination of the Merger Agreement a result of the circumstances as described above, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 9.3(b) (which Schedule may be updated by Parent from time to time). For purposes of such rights of termination upon which a Company Termination fee is payable, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”

If the Merger Agreement is validly terminated as a result of the Company Board (or a committee thereof) effecting a Company Board Recommendation Change, then the Company must, within two business days following such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds.

If the Merger Agreement is validly terminated as a result of the Company receiving a Superior Proposal and the Company Board (or a committee thereof) authorizing the Company to enter into an Alternative Acquisition

Agreement, then the Company must, concurrently with such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available.

The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements related to the Company Termination Fee are an integral part of the Transactions contemplated by the Merger Agreement; (ii) the damages resulting from the termination of the Merger Agreement under circumstances where the Company Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into the Merger Agreement. Therefore, the Company Termination Fee, if, as and when required to be paid pursuant to the terms of the Merger Agreement, will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate Parent, Offeror and the Parent Related Parties in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the Offer and the Merger.

If the Merger Agreement is validly terminated, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to the terms of the Merger Agreement will be the sole and exclusive remedies of the Parent Related Parties against the Company Related Parties in respect of the Merger Agreement, the Transaction Documents, the Transactions contemplated by the Merger Agreement or the Transaction Documents, the termination of the Merger Agreement, or the failure to consummate the Offer and the Merger. Except as otherwise set forth in the Merger Agreement, upon payment of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties or any other person relating to or arising out of the Merger Agreement, the Transaction Documents, the Transactions contemplated by the Merger Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that the Parties or their respective affiliates (or both) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement. In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other person acting on their behalf to seek or obtain, any monetary recovery, award or damages of any kind against the Company Related Parties for, or with respect to, the Merger Agreement, the Offer or the Merger, the termination of the Merger Agreement, the failure to consummate the Offer and the Merger, or any claims or actions under Law arising out of any such breach, termination or failure, other than the payment of Company Termination Fee. For the avoidance of doubt, other than the obligations of the Company provided in the Merger Agreement, no Company Related party or any person other than the Company will have any liability for monetary recovery, award or damages to any Parent related Party or any other person relating to or arising out of the Merger Agreement, the Offer or the Merger.

Amendment.

Subject to Law and the other provisions of the Merger Agreement, the Merger Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Offeror and the Company (in each case, pursuant to authorized action by the governing board of Parent, Offeror and the Company Board (or a committee thereof).

Extension; Waiver.

At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in the Merger Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in the Merger Agreement; and (c) subject to the requirements of Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in the Merger

Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to the Merger Agreement will not constitute a waiver of such right.

Specific Performance.

The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of the Merger Agreement (including any Party failing to take such actions that are required of it by the Merger Agreement in order to consummate the Offer and the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms of the Merger Agreement (including specific performance to cause the other Parties to consummate the Offer and the Merger, subject to the satisfaction or waiver of the conditions set forth in the Merger agreement); (B) the applicable provisions of the Merger Agreement are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Offeror, on the other hand, for the harm that would result from a breach of the Merger Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Offer and the Merger and without that right, neither the Company nor Parent would have entered into the Merger Agreement. A Party may simultaneously pursue both a grant of specific performance, injunction or other equitable remedies under the Merger Agreement and the payment of the Company Termination Fee pursuant to the terms of the Merger Agreement. The election of a Party to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit any claim for fraud by or on behalf of any Party.

The Parties agree not to raise any objections to (a) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by the Company, on the one hand, or Parent and Offeror, on the other hand; and (b) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to the Merger Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it will use reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties prior to the Termination Date.

Notwithstanding anything to the contrary in the Merger Agreement, if prior to the Termination Date any Party initiates a legal proceeding to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, then the Termination Date will be automatically extended by (a) the amount of time during which such legal proceeding is pending plus 20 business days; or (b) such other time period established by the court presiding over such legal proceeding.

Survival of Representations, Warranties and Covenants.

The representations, warranties and covenants of the Company, Parent and Offeror contained in the Merger Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Merger Closing will survive the Merger Closing in accordance with their respective terms.

TENDER AND SUPPORT AGREEMENTS

On March 13, 2026, in connection with the execution and delivery of the Merger Agreement, the Company’s current directors and executive officers and certain of the Company’s stockholders (collectively, the “Supporting Stockholders”), entered into Tender and Support Agreements with Parent and Offeror (the “Tender and Support Agreements”). The Supporting Stockholders collectively beneficially owned approximately 5.12% of the outstanding Shares as of March 13, 2026.

Pursuant to the terms of the Tender and Support Agreements, the Supporting Stockholders have agreed to tender in the Offer all Shares beneficially owned by such stockholders (including any Shares acquired after the date of the applicable Tender and Support Agreement) and not withdraw any such Shares previously tendered. The Supporting Stockholders also agreed not to dispose of or encumber any such Shares during the term of the Tender and Support Agreements. The Supporting Stockholders also agreed not to (a) challenge, enjoin or delay any provision of the Tender and Support Agreement or the Merger Agreement in any legal proceeding or (b) take any action in contravention of the non-solicitation provisions set forth in the Merger Agreement.

The Supporting Stockholders also agreed to vote all of such Shares, among other things, (i) against any action or agreement that would reasonably be expected to result in the conditions of the Transactions not being fulfilled or a breach of a covenant, representation or warranty or any other material obligation or agreement of the Company contained in the Merger Agreement, (ii) against any action, proposal, transaction or agreement that would reasonably be expected to prevent or materially delay the consummation of the Transactions and (iii) against any Acquisition Proposal.

The Tender and Support Agreements terminate upon the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated, (c) an amendment of the Merger Agreement, without the prior written consent of the applicable Supporting Stockholder, in a manner that negatively or adversely affects the Offer or that decreases the amount, or changes the form, of consideration payable to any stockholders of the Company pursuant to the terms of the Merger Agreement, or that otherwise negatively or adversely affects such Supporting Stockholder in any material respect solely in his, her or its capacity as a stockholder, (d) the mutual written agreement of the Parties to terminate the Tender and Support Agreement, (e) any material breach of the Merger Agreement or the Tender and Support Agreement by Parent or Offeror or (f) a Company Board Recommendation Change.

The foregoing summary of the Tender and Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Tender and Support Agreement, which is filed as Exhibit (d)(2) to the Schedule TO incorporated herein by reference.

THE CONFIDENTIALITY AGREEMENT

The Company and Parent entered into a non-disclosure agreement dated as of December 30, 2025 (the “Confidentiality Agreement”). As a condition to being furnished certain confidential information of the other Party (“Confidential Information”), each of the Company and Parent agreed that such Confidential Information will be kept by it and its representatives confidential and will be used solely for the purpose of evaluating, negotiating, consummating or otherwise in connection with a potential strategic transaction between the Company and Parent. The Confidentiality Agreement contains customary standstill provisions that terminate upon the earliest to occur of (a) 11:59 P.M., Pacific Time, on the date that the Company’s annual report on Form 10-K (or any equivalent thereof or successor thereto) becomes publicly available, (b) the date that any person other than Parent or any of its affiliates has entered into a binding definitive agreement to acquire more than 50% of the outstanding voting securities of the Company or assets of the Company and its subsidiaries representing more than 50% of the consolidated earnings power of the Company and its subsidiaries or (c) the date that the Company files with the Securities and Exchange Commission a Schedule 14D-9 that does not recommend that the Company’s stockholders reject a tender or exchange offer commenced by a third person other than Parent or any of its affiliates that, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of the Company. The Confidentiality

Agreement expires upon the earliest to occur of (i) the first anniversary of the date of the Confidentiality Agreement and (ii) the date of entering into a definitive written agreement in respect of a potential strategic transaction between the Company and Parent.

12. Source and Amount of Funds

The Offeror estimates that it will need approximately $115 million to purchase all Common Stock validly tendered in the Offer, pay related fees and expenses, acquire all Common Stock not tendered in the Offer, and satisfy equity awards required to be paid out in connection with the Offer. Parent has sufficient cash on hand to pay the consideration for the acquisition of all outstanding Shares and will use such cash on hand to fund the Offer. The Offer is not subject to any financing condition

We do not believe the financial condition of the Offeror or Parent is material to your decision whether to tender your Shares and accept the Offer because (a) Offeror was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for any and all of the issued and outstanding Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than the Cancelled Shares) for cash at the same price per share as the Offer Price in the Merger and (e) we have all of the financial resources sufficient to finance the Offer and the Merger.

13. Conditions of the Offer

Capitalized terms used in this Section 13—“Conditions of the Offer,” but not defined herein have the respective meanings given to them in the Merger Agreement.

Notwithstanding any other provisions of the Merger Agreement (as defined below) or the Offer, and in addition to (and not in limitation of) Parent’s and/or Offeror’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and Law, neither Parent nor Offeror shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Offeror to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that, at any expiration of the Offer:

(a)	The Minimum Condition shall not have been satisfied.

(b)

Any governmental authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the Offer, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(c)	Any of the following exist or shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(i)

Certain representations and warranties of the Company set forth in the Merger Agreement are not true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) in all material respects as of the expiration of the Offer as if made at and as of the expiration of the Offer (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct in all material respects as of such earlier date).

(ii)	Certain representations and warranties of the Company set forth in the Merger Agreement are not true and correct in all respects other than for de minimis inaccuracies as of the expiration of the

Offer as if made at and as of the expiration of the Offer (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct true and correct in all respects other than for de minimis inaccuracies as of such earlier date).

(iii)

The representations and warranties of the Company, other than described in (c)(i) and (c)(ii) above set forth in the Merger Agreement are not true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the expiration of the Offer as if made at and as of the expiration of the Offer (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect.

(iv)

The Company has not performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the expiration of the Offer.

(v)	A Company Material Adverse Effect has occurred since the date of the Merger Agreement that is continuing.

(vi)

Parent and Offeror have failed to receive from the Company a certificate, dated the date of the expiration of the Offer and executed by a duly authorized executive officer thereof, certifying to the effect that the conditions set forth in clauses (i) through (iv) above have been satisfied.

(vii)	The Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Offeror, may be asserted by Parent or Offeror regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Offeror in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding anything to the contrary herein or in the Merger Agreement, neither of Parent nor Offeror may rely as a basis for not accepting for payment or not paying for any shares of Company Common Stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer, on the failure of a condition set forth in Schedule A to the Merger Agreement to be satisfied if such failure was caused by such Parent’s or Offeror’s failure to act in good faith or to use the requisite efforts to cause such conditions to be satisfied as required by the Merger Agreement.

14. Dividends and Distributions

The Company has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.

Under the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), to authorize, declare, set aside, make or pay any dividend or other distribution with respect to the Shares.

15. Certain Legal Matters; Regulatory Approvals

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and the Offeror’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Offeror or

Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and the Offeror’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—“Purpose of the Offer and Plans for the Company; Transaction Documents—The Merger Agreement—Termination,” and Section 13—“Conditions of the Offer.”

U.S. Antitrust Compliance. At any time before or after the Offeror’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the Transactions by seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of the Offeror, the Company, or any of their respective subsidiaries or affiliates, or seek other conduct relief. At any time before or after consummation of the Transactions, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 13—“Conditions of the Offer.”

State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

In general, Section 203 of the DGCL (“Section 203”) restricts an “interested stockholder” (in general, a person who individually or with or through any of its affiliates or associates, owns 15% or more of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of a corporation’s outstanding voting stock at any time within the three-year-period immediately prior to the date of the determination as to whether such person is an interested stockholder) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for three years following the time such person became an interested stockholder of such Delaware corporation unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested stockholder or the business combination; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time that such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder, which would include the Merger Agreement and the

Transactions. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s voting stock.

The Company Board has approved the Merger Agreement and the Transactions, as described in the Schedule 14D-9, and Parent and the Offeror have represented and warranted that neither them nor their respective subsidiaries nor any affiliate or associate thereof are or have been an interested stockholder at any time during the period commencing three years prior to the date of the Merger Agreement. Therefore, the restrictions set forth in Section 203 are inapplicable to the Merger and the Transactions.

The foregoing descriptions are not complete and are qualified in their entirety by reference to the provisions of Section 203.

A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13—“Conditions of the Offer.”

16. Appraisal Rights.

No appraisal rights are available in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, holders of record and beneficial owners of Shares who hold or own such Shares on the date of the making of the demand for appraisal and continuously through the effective date of the Merger, who have not tendered their Shares pursuant to the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Acceptance Time), and who otherwise comply with Section 262 of the DGCL will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger, comply with the applicable legal requirements under the DGCL and do not withdraw, waive or otherwise lose your right to appraisal under Section 262 of the DGCL, you will be entitled to payment in cash in an amount equal to the “fair value” of your Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same as, or more or less than, the price that the Offeror is offering to pay you in the Offer and the Merger. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the Surviving Corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 is intended to provide notice of appraisal rights in accordance with Section 262(d)(2) of the DGCL. Any person who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D- 9 as well as Section 262 of the DGCL, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL

Any person wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner of Shares elects to exercise appraisal rights under Section 262 of the DGCL, such person must do all of the following:

•

within the later of the consummation of the Offer, which will occur on the date on which the Offeror irrevocably accepts for purchase the Shares validly tendered in the Offer, and twenty days after the date of giving of the notice of appraisal rights in the Schedule 14D-9 (such date of notice is March 30, 2026), deliver to the Company at the address indicated in the Schedule 14D-9, a demand in writing for appraisal of such Shares , which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal for such Shares (and, in the case of a written demand by a beneficial owner, reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list required by Section 262(f) of the DGCL);

•	not tender such Shares in the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the Acceptance Time); and

•	continuously hold of record or beneficially own such Shares from the date on which the written demand for appraisal is made through the effective date of the Merger.

The foregoing summary of the rights of the Company’s stockholders and beneficial owners of Shares to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by persons desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to timely and properly follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL may be accessed without subscription or cost at https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

You will not be entitled to appraisal rights unless the Merger is completed. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer (and do not validly withdraw such shares prior to the Acceptance Time), you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares, without interest.

17. Fees and Expenses

The Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18. Miscellaneous

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

The Offeror and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning the Company—Available Information.”

No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Medford Hawk, Inc.

March 30, 2026

Schedule A

Directors and Executive Officers of

The Offeror and Parent

1. The Offeror

The Offeror, a Delaware corporation, was formed on March 11, 2026, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefore. The Offeror is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The Offeror has no assets or liabilities other than its contractual rights and obligations related to the Merger Agreement. The principal office address of Offeror is 400 River’s Edge Drive, Medford, MA 02155. The telephone number at the principal office is (781) 393-9300.

Directors and Executive Officers of the Offeror

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Offeror are set forth below.

Name, Position, and Country of Citizenship	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History
David Ferrick President Director United States	Agero, Inc. 400 River’s Edge Drive, Medford, MA 02155 (781) 393-9300

David Ferrick has served as the President since November 2011 and as President and Chief Executive Officer since December 2012 of the Parent.

Mr. Ferrick received a B.S. and J.D. from Suffolk University.

Glenn Cusano Chief Financial Officer United States	Agero, Inc. 400 River’s Edge Drive, Medford, MA 02155 (781) 393-9300

Glenn Cusano joined the Parent as the Chief Financial Officer in December 2025. Prior to joining the Parent, Mr. Cusano served at Fareportal Inc., as President, Chief Financial Officer, and Co-Chief Executive Officer, from June 2019 to December 2024.

Mr. Cusano received a B.S. in Accounting from Quinnipiac University School of Business and holds a Certified Public Accountant license.

Peter Necheles Secretary Director United States	Agero, Inc. 400 River’s Edge Drive, Medford, MA 02155 (781) 393-9300

Peter Necheles has served as the Chief Legal Officer and Secretary of the Parent since March 2005.

Mr. Necheles received a B.A. in English from Colby College and a J.D. from the University of Pennsylvania.

Name, Position, and Country of Citizenship	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History
Mara F. Lupacchino Treasurer United States Director, Member, and Officer of numerous affiliated entities, including Agero, Inc.	The Cross Country Group, Inc. 400 River’s Edge Drive, Medford, MA 02155 (781) 396-3700

Mara Lupacchino has served as the Chief Financial Officer of The Cross Country Group since January 2024. Prior to joining The Cross Country Group, Ms. Lupacchino served as Vice President of Finance and Chief Financial Officer of W.B. Mason Company Inc., from July 2019 to August 2011.

Ms. Lupacchino received a B.A. in Accounting and Finance from Northeastern University and holds a Certified Public Accountant license.

Jeffrey Blecher Director United States	Agero, Inc. 400 River’s Edge Drive, Medford, MA 02155 (781) 393-9300

Jeffrey Blecher has served as the Chief Operations Officer of the Parent since October 2023 and Chief Strategy and Digital Officer since April 2018.

Mr. Blecher received a B.A. in Economics and an M.B.A. from Dartmouth College.

2. Parent

Parent, a Nevada corporation, was formed on September 28, 1982, is a leading B2B provider of white-label roadside assistance, accident management, and connected vehicle services, serving major automotive manufacturers and insurance carriers. The principal office address of Parent is 400 River’s Edge Drive, Medford, MA 02155. The telephone number at the principal office is (781) 393-9300.

Directors and Executive Officers of the Parent

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Offeror are set forth below.

Name, Position, and Country of Citizenship	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History
David Ferrick Chief Executive Officer and President Director United States	Agero, Inc. 400 River’s Edge Drive, Medford, MA 02155 (781) 393-9300

David Ferrick has served as the President since November 2011 and as President and Chief Executive Officer since December 2012 of the Parent.

Mr. Ferrick received a B.S. and J.D. from Suffolk University.

Name, Position, and Country of Citizenship	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History
Glenn Cusano Chief Financial Officer United States	Agero, Inc. 400 River’s Edge Drive, Medford, MA 02155 (781) 393-9300

Glenn Cusano joined the Parent as the Chief Financial Officer in December 2025. Prior to joining the Parent, Mr. Cusano served at Fareportal Inc., as President, Chief Financial Officer, and Co-Chief Executive Officer, from June 2019 to December 2024.

Mr. Cusano received a B.S. in Accounting from Quinnipiac University School of Business and holds a CPA license.

Peter Necheles Chief Legal Officer Secretary United States	Agero, Inc. 400 River’s Edge Drive, Medford, MA 02155 (781) 393-9300

Peter Necheles has served as the Chief Legal Officer and Secretary of the Parent since March 2005.

Mr. Necheles received a B.A. in English from Colby College and a J.D. from the University of Pennsylvania.

Mara F. Lupacchino Treasurer Director United States Director, Member, and Officer of numerous affiliated entities, including Agero, Inc.	The Cross Country Group, Inc. 400 Rivers Edge Drive Medford, MA 02155 (781) 396-3700

Mara Lupacchino has served as the Chief Financial Officer of The Cross Country Group since January 2024. Prior to joining The Cross Country Group, Ms. Lupacchino served as Vice President of Finance and Chief Financial Officer of W.B. Mason Company Inc.

Ms. Lupacchino received a B.A. in Accounting and Finance from Northeastern University and holds a Certified Public Accountant license.

Jeffrey Blecher Chief Operations Officer United States	Agero, Inc. 400 River’s Edge Drive, Medford, MA 02155 (781) 393-9300

Jeffrey Blecher has served as the Chief Operations Officer of the Parent since October 2023 and previously served as the Chief Strategy and Digital Officer since April 2018.

Mr. Blecher received a B.A. in Economics and an M.B.A. from Dartmouth College.

Chetan Ghai Chief Commercial Officer United States	Agero, Inc. 400 River’s Edge Drive, Medford, MA 02155 (781) 393-9300

Ghetan Ghai has served as the Chief Commercial Officer of the Parent since July 2023 and previously as the Chief Commercial Officer, Insurance since November 2020.

Mr. Ghai received a B.S. in Biomedical and Electrical Engineering at Duke University.

Name, Position, and Country of Citizenship	Business Office Address and Telephone Number	Present Principal Occupation or Employment and Employment History
Howard Wolk Director United States Director, Member, and Officer of numerous affiliated entities, including Agero, Inc.	The Cross Country Group, Inc. 400 Rivers Edge Drive Medford, MA 02155 (781) 396-3700

Howard Wolk has served in various executive capacities at The Cross Country Group since 1994.

Mr. Wolk received a B.A. and B.S.Ec. degrees from the University of Pennsylvania, a J.D. degree from Columbia Law School, and an M.P.A. degree from Harvard University.

Jeffrey Wolk Director United States Director, Member, and Officer of numerous affiliated entities, including Agero, Inc.	The Cross Country Group, Inc. 400 Rivers Edge Drive Medford, MA 02155 (781) 396-3700	Jeffrey Wolk has served in various executive capacities at The Cross Country Group since 1992. Mr. Wolk received an A.B. and an M.B.A. from Harvard University.

The Depositary and Paying Agent for the Offer is:

If delivering by express mail, courier, or other expedited service:	By Facsimile Transmission:	By mail:

Equiniti Trust Company, LLC 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120 Attn: Onbase – Reorganization Department	+1(718) 765-8758	Equiniti Trust Company, LLC Operations Center Attn: Onbase – Reorganization Department 1110 Centre Pointe Curve Suite # 101 Mendota Heights, MN 55120

Other Information:

Questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and this Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.K. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, New York 10005

You may call the Information Agent for the Offer, toll-free at (800) 758-5880 or email them at ULY@dfking.com. Banks and brokers may call collect at (212) 235-7305.